UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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    AirTran Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 5, 2010

Dear Stockholder,

On behalf of your board of directors and management, you are cordially invited to attend AirTran Holdings, Inc.’s 2010 Annual Meeting of Stockholders to be held on Tuesday, May 18, 2010, at the Pfister Hotel, 424 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202. The meeting will begin at 11:00 a.m., Central Daylight Time. This booklet includes the formal notice of meeting and the proxy statement. You will find information regarding admission to the annual meeting and the business to be conducted on the following pages.

Stockholders of record at the close of business on March 23, 2010, are entitled to vote at the annual meeting. Whether or not you plan to attend, we encourage you to read the proxy statement and vote as soon as possible. You may vote:

•	by following the Internet voting procedures described in the Notice of Internet Availability of Proxy Materials;

•	by following the telephone voting procedures described in these proxy materials; or

•	if you requested printed paper materials, by completing, signing, dating and returning the enclosed proxy card in the envelope provided.

We encourage you to continue to receive future annual reports, proxy statements and other materials over the Internet rather than printed paper materials. Providing you with proxy materials via the Internet can save us a substantial amount of money in postage and printing costs.

Stockholders may attend the annual meeting; however, seating is limited and will be available on a first-come, first-served basis. If you plan to attend the meeting, please bring proof of stock ownership to the meeting. A brokerage account statement showing that you owned stock on March 23, 2010 is acceptable proof.

Sincerely yours,

Richard P. Magurno Senior Vice President, General Counsel and Secretary

Official Notice of Annual Meeting of Stockholders

TIME	Registration Begins:	10:00 a.m., Central Daylight Time
	Meeting Begins:	11:00 a.m., Central Daylight Time

DATE	Tuesday, May 18, 2010

PLACE	Pfister Hotel 424 E. Wisconsin Avenue Milwaukee, Wisconsin 53202

ITEMS OF BUSINESS

(1) To elect three Class III directors for a term of three years each.

(2) To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.

To transact such other business that may properly come before the meeting.

RECORD DATE	You are entitled to vote at the annual meeting if you were a stockholder of record at the close of business on March 23, 2010.

FINANCIAL STATEMENTS	Audited financial statements for the year ended December 31, 2009, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are included in Form 10-K, such portions of which are also contained in the Annual Report included with this communication.

ANNUAL MEETING ADMISSION	To attend the annual meeting, you must have an admission ticket (printed on, or included with, the proxy card or voting instruction form) or other proof of beneficial ownership of AirTran Holdings, Inc. shares as of March 23, 2010 that is acceptable to us (such as a statement from your broker reflecting your stock ownership as of March 23, 2010). We may ask each stockholder to present valid governmentally-issued picture identification, such as a driver’s license or passport. For security reasons, all bags are subject to search, and all persons who attend the meeting may be subject to a metal detector and/or a hand wand search. The use of cameras, tape recorders, “smart” phones, or other recording devices at the annual meeting is prohibited. If you do not have valid picture identification and either an admission ticket or appropriate documentation verifying that you owned our stock on March 23, 2010, or you do not comply with our security measures, you will not be admitted to the annual meeting. All stockholders will be required to check-in at the registration desk. Persons acting as proxies must bring a valid proxy from a record holder who owns shares as of the close of business on March 23, 2010. Please allow ample time for check-in.

VOTING BY PROXY	Your vote is important. Please vote by using the Internet, by telephone, or by requesting, signing and returning a physical proxy card as soon as possible to ensure your representation at the annual meeting. Your proxy materials contain instructions for each of these voting options.

By Order of the Board of Directors,

Richard P. Magurno

April 5, 2010

2010 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

ii

AIRTRAN HOLDINGS, INC.

9955 AirTran Boulevard

Orlando, Florida 32827

(407) 318-5000

PROXY STATEMENT

FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

We are making these proxy materials available to you on the Internet or, upon your request, by delivery of printed versions of these materials to you by mail, in connection with the solicitation of proxies by the board of directors of AirTran Holdings, Inc. for the 2010 annual meeting of our stockholders to be held on Tuesday, May 18, 2010, at 11:00 a.m., Central Daylight Time at the Pfister Hotel, 424 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202 and any adjournment or postponement of the annual meeting. In this proxy statement, we refer to AirTran Holdings, Inc., as “AirTran,” the “company,” “we,” or “us.”

Our stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

These proxy materials include:

•	Our proxy statement for the annual meeting; and

•	Our 2009 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card for the annual meeting.

We are pleased again this year to take advantage of rules adopted by the Securities and Exchange Commission that permit companies to provide access to proxy materials, including annual reports, over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials—which we sometimes refer to as the “Notice”—to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access these proxy materials over the Internet or request a printed copy may be found on the Notice.

We intend to mail the Notice of Internet Availability of Proxy Materials starting on or about April 5, 2010. Our annual report for the year ended December 31, 2009, and this proxy statement will be available online concurrently with the mailing of such notice.

The Notice will provide you with instructions regarding how to view our proxy materials for the annual meeting on the Internet.

Unless you instruct us otherwise, or have previously instructed us otherwise, we will continue to provide all our future proxy materials to you electronically. Continuing to receive your future proxy materials via the Internet will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. So long as you do not object to receiving future proxy materials through the Internet, you will receive either a mailed notice or an email with instructions containing a link to those materials and a link to the proxy voting site. If you elect to receive printed paper proxy materials, your election will remain in effect until you terminate it. If you have previously elected to receive printed paper proxy materials, but now wish to receive the proxy materials electronically, please go to www.proxyvote.com using your 12-digit control number and follow the on-line instructions to sign up for electronic delivery of all future proxy materials.

ABOUT THE MEETING

At our annual meeting, our stockholders will act upon the matters outlined in the accompanying notice of meeting. The scheduled matters to be acted upon at the 2010 annual meeting are the election of directors and the ratification of Ernst & Young LLP as our independent registered public accounting firm. In addition, our management will report on our performance during the 2009 year.

VOTING INFORMATION

All shares represented by properly executed proxies received by the board of directors pursuant to this solicitation will be voted in accordance with the stockholder’s directions specified in the applicable voting instructions or proxy card. If no directions have been specified during Internet or telephone voting or by marking the appropriate places on a physical proxy card, the shares will be voted in accordance with the board’s recommendations which are:

•	FOR the election of J. Veronica Biggins, Robert L. Fornaro, and Alexis P. Michas as Class III directors of the company for a three-year term.

•	FOR ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for fiscal 2010.

A stockholder providing a proxy has the power to revoke it at any time prior to its exercise by delivering to the company a later dated proxy or by giving notice to the company in writing or at the meeting, but without affecting any vote previously taken.

Record Date

You may vote all shares that you owned as of March 23, 2010, which is the record date for the annual meeting. On March 23, 2010, we had 135,231,067 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the meeting.

Ownership of Shares

If your shares are registered directly in your name, you are the holder of record of these shares. As the holder of record, you have the right to give your voting instructions by the Internet or by telephone directly to us, give your proxy directly to us or vote in person at the annual meeting. If you hold your shares in a brokerage account or through a bank or other holder of record, you hold the shares in “street name,” and your broker, bank or other holder of record has sent a Notice of Internet Availability of Proxy Materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by filling out a voting instruction form over the Internet or telephone, as provided to you by the holder of record, or by filling out a physical voting instruction form provided to you by the holder of record if you requested physical delivery of printed proxy materials.

Electronic Delivery

We are delivering this year’s annual meeting materials, and expect to deliver future annual meeting materials, to you electronically by making them available over the Internet, unless you have requested or request, to receive printed copies of such materials. If your shares are currently registered directly in your name with American Stock Transfer & Trust Company, our stock registrar and transfer agent, you can elect to receive printed paper copies of these or future annual meeting materials by mail delivery by contacting us via email at sendmaterial@proxyvote.com or by telephone at 1-800-599-1639 or on the internet at www.proxyvote.com and following the instructions provided. If your shares of company stock are held in a brokerage account, please refer to the information provided by your bank, broker or nominee for instructions on how to elect to receive printed copies of these or future annual meeting materials by mail. Providing you with annual meeting materials via the Internet instead of mailing printed paper materials will save your company a substantial amount of money in postage and printing costs and is environmentally friendly.

How to Vote

Your Vote Is Important. We encourage you to vote promptly. Internet and telephone voting is available through 11:59 p.m. Eastern time on Monday, May 17, 2010, for all shares held of record. You may vote in one of the following ways:

By Internet: You can vote your shares by Internet. Your Notice indicates the website and control number you need to access Internet voting. You may vote by Internet 24 hours a day. The website has easy to follow instructions and you will be able to confirm that the system has properly recorded your votes. If you are an owner in street name, please follow the Internet voting instructions that accompany the notice from your broker.

By Telephone: If you are located in the U.S., you can vote your shares by calling the toll-free number 1-800-690-6903 or other number provided in the instructions from your broker. As with Internet voting, holders of record may vote by telephone 24 hours a day. The telephone voting system also has easy-to-follow instructions and, as with Internet voting, allows you to confirm that the system has properly recorded your votes.

By Mail: If you have requested delivery of printed materials by mail, you will receive a proxy card in such materials and you can vote by marking, dating, signing the proxy card and returning it by mail in the enclosed postage-paid envelope. Although we have no intention to currently do so, we may also elect, depending on the circumstances, to send you a physical printed proxy card or elect to have the holder of record send you physical printed voting instructions. If you hold your shares in street name and you have requested physical delivery of printed materials by mail from your broker, please complete and mail the voting instruction card.

At The Annual Meeting: The way you vote your shares now will not limit your right to change your vote at the annual meeting if you attend in person. If you hold your shares in street name, you must obtain a physical proxy, executed in your favor, from the holder of record if you wish to vote these shares at the meeting.

All shares that have been properly voted and not revoked will be voted at the meeting. If you fail to completely vote during Internet or telephone voting or if you sign and return a proxy card without any voting instructions, your shares will be voted as the board of directors recommends.

Revocation Of Proxies: You can revoke your proxy at any time before your shares are voted if you: (1) provide subsequent Internet or telephone voting instructions; (2) submit a later-dated proxy (or voting instructions if you hold shares in street name); (3) vote in person at the meeting; or (4) submit a written revocation to our corporate secretary.

Quorum and Required Vote

Quorum: We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the votes that stockholders are entitled to cast are present at the meeting, either in person or by proxy.

Votes Required For Proposals: To elect the Class III directors, a plurality of votes cast is required. To ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm, a majority of votes cast is required.

Routine And Non-Routine Proposals: New York Stock Exchange (NYSE) rules determine whether proposals presented at stockholder meetings are routine or not routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without voting instructions from the owner.

If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is not routine and the owner does not provide any instructions.

Under current New York Stock Exchange rules, the ratification of the independent public accounting firm is a routine item.

On July 1, 2009, the SEC approved proposed amendments filed by the New York Stock Exchange amending NYSE Rule 452 and corresponding NYSE Listed Company Manual Section 402.08 eliminating broker discretionary voting on the election of directors of shares held in client accounts when the broker has not timely received voting instructions from the client. The amendment became effective with respect to all stockholder meetings held on or after January 1, 2010.

Broker Vote: If you hold your shares in a bank or brokerage account, you should be aware that if you fail to instruct your bank or broker how to vote within 10 days of the meeting, the bank or broker is not permitted to vote your shares in its discretion on your behalf for the election of directors, but is permitted to vote your shares in its discretion on your behalf on routine items. While banks and brokers have historically cast their votes on routine items in support of management in the absence of instructions from their clients, some firms are now casting uninstructed votes in the same proportion as their clients’ instructed votes. Giving, in effect, investors who provide voting instructions to brokers an opportunity to disproportionately influence the outcome of proxy voting. Thus, if you want to assure that your shares are voted in accordance with your wishes on Item 2, the routine matter in this proxy statement, and on Item 1, you should complete and return your voting instruction form before May 8, 2010.

How We Count Votes:

•	In determining whether we have a quorum, we count abstentions and broker non-votes, if any, as present and entitled to vote.

•

In counting votes on the election of directors, we do not count abstentions or broker non-votes, if any, as votes cast for the election of directors, but we do count votes withheld for one or more nominees as votes cast.

•	In counting votes on the ratification of the independent public accounting firm, we do not count abstentions or broker non-votes, if any, as votes cast.

CORPORATE GOVERNANCE

Our business is managed by the company’s employees under the direction and oversight of the board of directors. Except for Mr. Fornaro, none of our board members is an employee of the company. The board limits membership of the audit committee, compensation committee, and nominating and corporate governance committee to independent non-management directors. We keep board members informed of our business through discussions with management, materials we provide to them, visits to our offices and facilities, and their participation in board and board committee meetings.

The board of directors has adopted charters for each of the audit, compensation, nominating and corporate governance, and financial policy and risk committees. The board also has adopted the company’s code of conduct and ethics for directors and employees, to which our principal executive officer, principal financial officer and principal accounting officer are subject. The charters, the code, and other corporate governance guidelines provide a framework for the governance of the company.

Complete copies of the charters and the code, as well as certain other corporate governance guidelines, as in effect from time-to-time, may be found on the company’s investor relations website at, www.airtran.com. Copies of these materials are also available without charge upon written request to the corporate secretary of the company.

The board intends to review the company’s corporate governance principles, charters, code and other aspects of governance annually, or more often if necessary, to remain current in all aspects of corporate governance. The board also has adopted a policy to self-evaluate its performance and that of each of its committees on an annual basis.

Summary of Corporate Governance Principles

Board Leadership Structure

Chairperson of the Board

Our company is led by Mr. Robert Fornaro who has served as chief executive officer and chairman of the board of directors since 2007 after succeeding Joseph Leonard as first CEO, then chairman, of the company. We combine this traditional leadership structure with a board structure in which Mr. Fornaro is the only non-independent director and an active board process where our non-management directors meet quarterly outside of the presence of Mr. Fornaro in meetings which are chaired by an independent director with the chairmanship of the meeting rotating on a quarterly basis. We believe this structure currently works best for the company by providing us with the benefits of a single person setting the tone and having primary responsibility for managing our operations and provides clear leadership for AirTran. At the same time, by having a board which is otherwise composed of all independent directors, including former CEOs, individuals with airline operating experience, airline regulatory experience, and diverse other talents, we believe we have created a board that is collegial, well versed in board processes and the duties of the committees on which they sit, and well engaged in their responsibilities. The board believes its members have no reticence about forcefully expressing their views while at the same time fully and fairly considering the views of their fellow directors, and that the members of the board have the experience and ability to critically evaluate the performance of our chairman and CEO in implementing the strategic, as well as day to day, goals of the company. Although the board periodically evaluates alternative board governance models and refinements to the existing structure, it believes, after assessing the current service of the company’s chairman and CEO and the current composition of the board, that the current board leadership structure is appropriate for the company.

Executive Sessions and Quarterly Independent Chair

Under our corporate governance guidelines, our non-management directors meet regularly throughout the year without the Chief Executive Officer or other management employees. We hold these “executive sessions” at least quarterly. In 2009, our non-employee directors held executive sessions in January, May, July, and October. The meeting of non-management board members is chaired by one of the independent members of our board, and the chairperson of those meetings rotates among all independent members of our board based on seniority on our board. The chairperson of each of the next four scheduled meetings will be: Mr. Chapman (May 2010), Ms. Biggins (August 2010), Mr. Drummond (October 2010), and Mr. Fiedler (February 2011).

The quarterly independent chair has frequent contact with the company’s chairman and CEO. The responsibilities of the quarterly independent chair are determined by the independent directors from time to time. Those responsibilities include:

•	establishing the agenda for each executive session;

•	presiding at meetings of the board of directors when the chairman is not present, including executive sessions of the independent directors;

•	serving as a liaison between the chairman and the independent directors (although the independent directors are encouraged to communicate freely with the chairman);

•	suggesting, in collaboration with the chairman and with input from the other directors, board of directors meeting agendas and schedules; and

•	calling, as necessary, executive sessions of the independent directors.

Our quarterly independent chair also has significant responsibilities under our CEO Emergency Succession Plan when the chairman and CEO is unable to fulfill his responsibilities.

Independence

We require that a majority of the board of directors consist of independent, non-management directors, who also meet the criteria for independence required by the New York Stock Exchange. Under such rules, a director is independent if he or she does not have a material relationship with the company. Our board annually evaluates each board member’s independence.

The board of directors has determined that as of March 25, 2010, nine of the company’s ten incumbent directors are independent, including under NYSE guidelines: Ms. Biggins and Messrs. Chapman, Crowley, D’Aloia, Drummond, Fielder, Jackson, Jordan and Michas. Our management director, Mr. Fornaro, continues to participate in the board’s activities and provides valuable insights and advice. Each member of our audit, compensation, and nominating and corporate governance committees is an independent director both under the general definition for board independence as well as any separate independence criteria for service on the applicable committee whether required by the SEC, the New York Stock Exchange or AirTran. A majority of the members of our financial policy and risk committee are independent. Independence requirements for committee service are set forth in the respective committee charters.

Role of the Board in Risk Oversight

The business of the company is managed by the company’s employees under the direction and oversight of the board. Among the oversight activities of the board is the broad oversight of risk. Risk is inherent is virtually every business activity. Accordingly, the board’s primary role with respect to risk is to ensure that the company’s management implements appropriate procedures designed to identify and, where possible, quantify and/or mitigate risks. The board administers its risk oversight function both at a board level and through its various committees. Our committees meet generally on at least a quarterly basis and, among other things, consider risk issues within their areas of responsibilities. For example: The audit committee oversees the accounting and financial reporting process, the adequacy of our risk-related internal financial controls, internal audit, the impact of risks on our current financial position, and related compliance matters. The compensation committee oversees the annual performance evaluations of executive management, succession planning, and the evaluation of risks that may be implicated by the company’s compensation structure. The financial policy and risk committee broadly evaluates risks in the context of our strategic plans and major financial activities and, more comprehensively, the company’s risk management processes. It receives quarterly presentations from management, including from the company’s “risk working group” which is comprised of four senior executives with functional responsibilities in operations/safety, information technologies, marketing/ planning, and finance/legal. The company’s “risk working group” risk management process includes risk assessment (analysis, identification, description, and estimation); risk evaluation; risk reporting (including to the Board and its committees); risk determinations; risk contingency planning and treatment; residual and/or continuing risk reporting; and monitoring. The responsibilities of the individual committees are discussed in greater detail elsewhere in this proxy statement under the general section captioned “INFORMATION CONCERNING THE BOARD OF DIRECTORS”.

Stock Ownership

Director Share Ownership

The company believes that each director should have a personal investment in the company. Each non-management director (or future non-management director, as the case may be) is required to own at least five thousand (5,000) shares of AirTran common stock within three years of the date of his or her election to the board. Each of our directors with three or more years of service on the board meets our director share ownership requirements. Each non-management director (or future non-management director, as the case may be) must maintain ownership of such number of shares of common stock until such non-management director ceases to serve as a member of the board.

Management Share Ownership

The company believes that each officer should have a personal investment in the company. In July 2006, the compensation committee recommended and the board of directors adopted changes to the compensation committee charter allowing the compensation committee to establish stock ownership policies for the company’s officers in addition to the director share ownership policy (which likewise is set and administered by the compensation committee). Thus, each “senior officer” must hold ten thousand (10,000) shares of common stock and each “junior officer” must hold five thousand (5,000) shares of common stock. Future new, or newly promoted, officers must meet the requirements within three years of election or appointment to their position. The company’s senior officers are its chief executive officer, president and each executive and senior vice president. Each of its other six officers, none of whom are executive officers for purposes of applicable SEC rules, are junior officers. Each of the chair of the compensation committee and the company’s chief executive officer may waive or otherwise limit the policy based on hardship, provided that any such action by the chief executive officer must be promptly reported to the chair of the compensation committee.

Annual Meeting Attendance

The board of directors encourages all its members to attend the annual meeting of stockholders. In May 2009, all incumbent director nominees were present at the annual meeting of stockholders, except for Mr. Chapman.

Communications by and with Directors

Non-management directors have access to individual members of management and to other employees of the company on a confidential basis. Directors also have access to company records and files and directors may contact other directors without informing company management of the purpose or even the fact of such contact.

The board of directors has provided the means by which stockholders, employees or other interested parties may send communications to the board, to the quarterly independent chair, or to individual members of the board. Such communications should be directed to the general counsel of the company at AirTran Airways, Inc., Office of the General Counsel and Corporate Secretary, 9955 AirTran Boulevard, Orlando, Florida 32827. Our general counsel will forward communications to the intended recipients. However, unsolicited advertisements or invitations to conferences or promotional material, in the discretion of the general counsel or his designee, may not be forwarded to the directors.

If a stockholder wishes to communicate to the chairperson of the audit committee about a concern relating to the company’s financial statements, accounting practices or internal controls, the concern should be submitted in writing to the chairperson of the audit committee in care of the company’s general counsel at the company’s headquarters address. If the concern relates to the company’s governance practices, business ethics or corporate conduct, the concern likewise should be submitted in writing to the chairperson of the ethics committee in care of the company’s general counsel at the company’s headquarters address. If the stockholder is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of the company’s general counsel.

Conduct and Ethics

Our code of conduct and ethics, applicable to all employees as well as board members, as in effect from time to time, may be found on our website, www.airtran.com. A printed copy of the code of conduct and ethics will be sent by mail to stockholders upon written request to the Office of the General Counsel at the above address. Members of our board are required to certify compliance with our code of conduct and ethics. Any amendment to or waiver of our code of conduct and ethics for any board member, the chief executive officer, the chief financial officer as well as any other officer and our comptroller and other accounting officer(s) will be disclosed on our website, www.airtran.com.

We have an ethics committee to respond to situations not covered by our code of conduct and ethics and questions concerning the matters addressed therein. The ethics committee is presently chaired by J. Veronica Biggins, an independent board member who also currently serves on the compensation committee and nominating and governance committee.

Our code of conduct and ethics provides a procedure by which employees and others may directly or anonymously, through a secure 800 phone number or by way of an email contact, inform members of our ethics committee of any alleged violation of our code of conduct and ethics, including any allegations of accounting fraud. Reporting employees are protected from retaliation and any other form of adverse action.

The company’s “whistleblower” policy prohibits the company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern. If a stockholder or employee nonetheless prefers to raise his or her concern in a confidential or anonymous manner, the concern may be directed to the Office of the General Counsel at the company’s headquarters at the above address, or by e-mail at veronica.biggins@airtran.com, or by telephone at 1-888-580-0050. The general counsel or his designee will refer the concern to either the chairperson of the ethics committee or the chairperson of the audit committee who will ensure that the matter is properly investigated.

Approval of Related Party Transactions

The company is subject to a variety of prohibitions on, or approval procedures with respect to, related party transactions.

First, the company is subject to certain New York Stock Exchange requirements which require stockholder approval of certain related party transactions.

Second, the company’s code of conduct and ethics prohibits a variety of related party transactions which could give rise to a conflict of interest. Where a related party transaction is prohibited by the code of conduct and ethics, any waivers must be approved by the company’s ethics committee, or, in the case of a request from a member of the board of directors and/or an executive officer, must be approved by the audit committee, with such action reported to the company’s independent directors. In the event of a related party transaction that falls outside of the express provisions of the company’s code of conduct and ethics, directors and/or executive officers are encouraged to obtain approval in advance from the audit committee.

Succession Planning

Our board and the nominating and corporate governance committee recognize the importance of effective executive leadership to AirTran’s success and have adopted a CEO Emergency Succession Plan. The board meets at least annually to discuss and review executive succession planning.

STOCK OWNERSHIP

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of March 23, 2010 (unless otherwise indicated in the footnotes), certain information with respect to our common stock owned beneficially by each director, by each nominee for election as a director, by each “named executive officer,” by all executive officers and directors as a group, and by each person known by us to be a beneficial owner of more than 5% of our outstanding common stock. Except as noted in the footnotes, each of the persons listed has sole investment and voting power with respect to the shares of common stock included in the table.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of Shares Outstanding(3)
J. Veronica Biggins(4)	52,649	*
Don L. Chapman(5)	97,312	*
Geoffrey T. Crowley(6)	31,180	*
G. Peter D’Aloia(7)	48,312	*
Jere A. Drummond(8)	58,812	*
John F. Fiedler(9)	30,512	*
Robert L. Fornaro(10)	854,658	*
Arne G. Haak(11)	121,758	*
Michael P. Jackson(12)	11,030	*
Lewis H. Jordan(13)	85,159	*
Stephen J. Kolski(14)	207,603	*
Richard P. Magurno(15)	387,383	*
Alexis P. Michas(16)	33,312	*
Steven A. Rossum(17)	180,462	*
Alfred J. Smith, III(18)	192,362	*
All executive officers and directors as a group (15 persons)(19)	2,392,502	1.8
Fidelity Management(20)	10,677,426	7.9
Goldman Sachs Asset Management, L.P.(21)	6,725,597	5.0
BlackRock, Inc.(22)	10,295,220	7.6
The Vanguard Group, Inc.(23)	6,748,735	5.0
Whitebox Advisors, LLC(24)	7,945,076	5.9

*	Less than 1%
(1)	The address of the named director or officer is c/o AirTran Holdings, Inc., 9955 AirTran Boulevard, Orlando, Florida 32827.
(2)	Information with respect to beneficial ownership is based upon information furnished by each owner unless otherwise indicated. None of the shares beneficially owned by the named officers and directors are the subject of any pledge agreement or arrangement or margin account. The number of beneficially owned shares reported does not include any unvested grants of performance shares as the recipient does not have any indices of ownership and the right to such performance shares is not tied solely to the market price of the company’s shares.
(3)	The percent of our outstanding common stock owned is determined by assuming that, in each case, the person only, or group only, exercised his, her or its rights to purchase all shares of our common stock underlying stock options, convertible notes and warrants held by such person that are exercisable or convertible as of March 23, 2010, or that will become exercisable or convertible within 60 days after that date.
(4)	Ms. Biggins’ ownership information includes options to purchase 15,000 shares of our common stock, all of which options are currently exercisable, 20,585 shares of unvested restricted stock, and 100 shares of stock indirectly owned by her.
(5)	Mr. Chapman’s ownership information includes options to purchase 20,000 shares of our common stock, all of which options are currently exercisable, and 20,585 shares of unvested restricted stock.
(6)	Mr. Crowley’s ownership information includes 20,163 shares of unvested restricted stock.
(7)	Mr. D’Aloia’s ownership information includes 20,585 shares of unvested restricted stock.

(8)	Mr. Drummond’s ownership information includes 4,500 shares which are owned by his wife, options to purchase 10,000 shares of our common stock, all of which options are currently exercisable, and 20,585 shares of unvested restricted stock.
(9)	Mr. Fiedler’s ownership information includes 20,585 shares of unvested restricted stock.
(10)	Mr. Fornaro’s ownership information includes options to purchase 237,359 shares of our common stock, all of which options are currently exercisable, and 227,524 shares of unvested restricted stock.
(11)	Mr. Haak’s ownership information includes 67,480 shares of unvested restricted stock.
(12)	Mr. Jackson’s ownership information includes 10,064 shares of unvested restricted stock.
(13)	Mr. Jordan’s ownership information includes options to purchase 20,000 shares of our common stock, all of which options are currently exercisable, and 20,585 shares of unvested restricted stock.
(14)	Mr. Kolski’s ownership information includes 3,274 shares which are owned pursuant to a stock purchase plan, options to purchase 125,000 shares of our common stock, all of which options are currently exercisable, and 36,653 shares of unvested restricted stock.
(15)	Mr. Magurno’s ownership information includes options to purchase 253,000 shares of our common stock, all of which options are currently exercisable, and 25,313 shares of unvested restricted stock.
(16)	Mr. Michas’ ownership information includes 20,585 shares of unvested restricted stock.
(17)	Mr. Rossum’s ownership information includes 113,320 shares of uninvested restricted stock.
(18)	Mr. Smith’s ownership information includes options to purchase 113,334 shares of our common stock, all of which options are currently exercisable, and 51,456 shares of unvested restricted stock.
(19)	Includes options to purchase an aggregate of 793,693 shares of our common stock, all of which options are currently exercisable, and 696,068 shares of unvested restricted stock.
(20)	Ownership consists of shares of our common stock beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC (“Fidelity”), in its capacity as an investment advisor, as disclosed on its joint Schedule 13G/A, dated February 16, 2010, as filed with the SEC. Fidelity reports that sole dispositive power resides in Edward C. Johnson, III and FMR LLC. The address of Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.
(21)	Ownership consists of shares of our common stock beneficially owned by Goldman Sachs Asset Management (“Goldman”), as disclosed on its Schedule 13G/A, dated February 12, 2010, as filed with the SEC. Goldman reports that it has shared voting power with respect to 6,023,033 shares and shared dispositive power with respect to 6,725,597 shares. The address of Goldman is 32 Old Slip, New York, New York 10005.
(22)

Ownership consists of shares of our common stock beneficially owned by BlackRock, Inc., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock International Ltd., BlackRock Investment Management, LLC, BlackRock Financial Management, Inc., BlackRock Advisors LLC, BlackRock Advisors (UK) Limited, and BlackRock (Luxembourg) S.A. (collectively “BlackRock”), as disclosed on its joint Schedule 13G, dated January 29, 2010, as filed with the SEC. BlackRock reports that it has sole voting power and sole dispositive power with respect to 10,295,220 shares. The address of BlackRock is 40 East 52nd Street, New York, New York 10022.

(23)	Ownership consists of shares of our common stock beneficially owned by The Vanguard Group, Inc. and its wholly-owned subsidiary, Vanguard Fiduciary Trust Company (collectively, “Vanguard”), as disclosed on Vanguard’s joint schedule 13G, dated February 9, 2010, as filed with the SEC. Vanguard reports that it has sole voting power with respect to 163,826 shares, sole dispositive power with respect to 6,584,909 shares and shared dispositive power with respect to 163,826 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(24)	Ownership consists of shares of our common stock beneficially owned by Whitebox Advisors LLC (“WA”), Whitebox Convertible Arbitrage Advisors, LLC (“WCAA”), Whitebox Convertible Arbitrage Partners, L.P. (“WCAP”), Whitebox Concentrated Convertible Arbitrage Fund, L.P. (“WCCAFLP”), Whitebox Concentrated Convertible Arbitrage Fund, Ltd. (“WCCAFLTD”), Whitebox Combined Advisors, LLC (“WCA”), Whitebox Combined Partners, L.P. (“WCP”), Whitebox Multi-Strategy Fund, L.P. (“WMSFLP”), Whitebox Multi-Strategy Fund, Ltd. (“WMSFLTD”), HFR RVA Combined Master Trust (“HFR”), and IAM Mini-Fund 14 Limited (“IAM”), (collectively “Whitebox”), as disclosed on its joint schedule 13G, dated February 9, 2010, as filed with the SEC. Whitebox reports that it has shared voting and dispositive power with respect to 7,945,076 shares. The address of WA, WCAA, WCCAFLP, WCA, and WMSFLP is 3033 Excelsior Blvd., Suite 300, Minneapolis, Minnesota 55416. The address of WCAP, WCCAFLTD, WCP, and WMSFLTD is Trident Chambers, P.O. Box 146, Waterfront Drive, Wickhams Cay, Road Town, Tortola, British Virgin Islands. The address of HFR is 65 Front Street, Hamilton, HM 11, Bermuda. The address of IAM is Boundary Hall, Cricket Square, George Town, Grand Cayman, KY1-1102 Cayman Islands.

PROPOSAL 1: ELECTION OF DIRECTORS

Our bylaws provide for a board of directors with staggered terms and for a board consisting of not less than three, nor more than fourteen, directors. The number of directors has been set at ten for the ensuing year. Each year, at least 33% of the members of our board of directors are to be elected for a term of three years and until their successors are elected and qualified.

Our board of directors is divided into three classes. The terms of our Class III directors, J. Veronica Biggins, Robert L. Fornaro and Alexis P. Michas expire at the 2010 annual meeting upon the election of their successors. All of our Class III directors have been nominated for re-election to our board of directors for a three-year term expiring in 2013.

We have determined that J. Veronica Biggins, Don L. Chapman, G. Peter D’Aloia, Geoffrey T. Crowley, Jere A. Drummond, John F. Fiedler, Michael P. Jackson, Lewis Jordan, and Alexis P. Michas qualify as independent directors under the New York Stock Exchange rules.

It is the intention of the persons named in the proxy form to vote for the election of all nominees unless otherwise instructed. If for any reason any such nominee is not a candidate when the election occurs, which event is not anticipated, it is the intention of the persons named in the proxy form to vote for the remaining nominees named and to vote in accordance with their best judgment if any substitute nominees are named.

The board of directors unanimously recommends a vote FOR the election of J. Veronica Biggins, Robert L. Fornaro, and Alexis P. Michas as Class III directors of the company for a three-year term.

Identification of Directors and Executive Officers

The following table contains the name, age and position with our company of each of our current executive officers and directors, including nominees for director. Their respective backgrounds are described in the text following the table.

Name	Age	Position
Robert L. Fornaro	57	Chief Executive Officer, President and Chairman of the Board
Arne G. Haak	42	Chief Financial Officer, Senior Vice President—Finance, Treasurer
Stephen J. Kolski	69	Executive Vice President—Operations and Corporate Affairs
Richard P. Magurno	66	Senior Vice President, General Counsel and Secretary
Steven A. Rossum	46	Executive Vice President—Corporate Development
Alfred J. Smith, III	58	Senior Vice President—Customer Service of AirTran Airways
J. Veronica Biggins	63	Director
Don L. Chapman	70	Director
Geoffrey T. Crowley	57	Director
G. Peter D’Aloia	64	Director
Jere A. Drummond	70	Director
John F. Fiedler	71	Director
Michael P. Jackson	55	Director
Lewis H. Jordan	65	Director
Alexis P. Michas	52	Director

Executive Officers

Robert L. Fornaro is a Class III director whose term expires in 2010. He joined us in March 1999 as president of our operating subsidiary and has also served as the president of our company since January 2001. Mr. Fornaro was designated as our chief operating officer in March 2001, as our chief executive officer in November of 2007, at which time he relinquished the chief operating officer title, and as chairman in May of

2009. Mr. Fornaro also served as our chief financial officer from June 1999 until August 2000. From February 1998 until March 1999, he served as a consultant in the airline industry. From 1992 to February 1998, Mr. Fornaro served as senior vice president-planning for US Airways. Prior to that, he served as senior vice president-marketing planning at Northwest Airlines from 1988 to 1992. During the prior five years he has not served on the board of directors of any other company. Mr. Fornaro was deemed qualified to serve on the board for the reasons set forth below under Director Qualifications including his business experience set forth herein.

Arne G. Haak was named senior vice president finance and chief financial officer in 2008. He joined us in 1999 as director of financial analysis and from 2001 to 2005 served as director of corporate finance. In 2005, he was named vice president of finance and treasurer and served in those capacities until 2008. From 1992 to 1999, Mr. Haak held various positions with U.S. Airways in pricing and revenue management.

Stephen J. Kolski has been our executive vice president for operations and corporate affairs since January of 2008 and previously served as senior vice president-operations of our operating subsidiary from the time he joined us in March 1999. From 1995 until March 1999, he served as a consultant in the aerospace industry. From 1993 to 1995, he served as a director, president and chief operating officer of ATX, Inc. From 1990 to 1993, Mr. Kolski served as president and chief operating officer of Continental Express. From 1966 to 1990, Mr. Kolski held various management positions with responsibilities over flight operations, aircraft maintenance, and collective bargaining negotiations for National Airlines (1966 to 1980), New York Air which he co-founded (1980 to 1987), and Eastern Airlines (1987 to 1990).

Richard P. Magurno joined us in August 2000 as senior vice president, general counsel, and secretary. From 1998 until August 2000, Mr. Magurno operated a private aviation consulting practice. From 1994 until 1998, Mr. Magurno served as senior vice president and general counsel for Trans World Airlines. From 1989 until 1994, he served as a partner in the law firm of Lord, Day & Lord, Barrett Smith in New York. Mr. Magurno spent almost 20 years with Eastern Airlines, beginning in 1970 as a staff attorney, from 1980 to 1984 as vice president-legal and from 1984 to 1988 as senior vice president, general counsel, and secretary.

Steven A. Rossum rejoined us in September 2008 as executive vice president of corporate development and finance. Mr. Rossum previously served as vice president and treasurer of the Company from 1999 to 2001. From 2001 to September 2008, Mr. Rossum held a series of senior positions with ASTAR Air Cargo and most recently, prior to rejoining us, was executive vice president, chief corporate officer, chief financial officer and general counsel of the cargo airline. He previously held legal and financial management positions with Reno Air, US Airways, and World Airways and practiced aviation and finance law with major law firms in Atlanta, Georgia.

Alfred J. Smith, III was named senior vice president-customer service and reservations in 2010. He joined us in April 2002 as senior vice president-customer service of our operating subsidiary. Prior to joining us, Mr. Smith spent over nine years at Northwest Airlines as vice president of global operations for the cargo division as well as vice president of customer service for the Minneapolis/St. Paul hub. Prior to joining Northwest, Mr. Smith was director of customer service at Midway Airlines, responsible for airport operations, in-flight service and customer relations. Mr. Smith also previously held various management positions at Eastern Airlines.

Nominees for Election as Directors for a Three-Year Term Expiring in 2013

Director Qualifications

The nominating and governance committee concluded that each continuing director and each director nominated for re-election was qualified to serve as a director of AirTran and recommended the nominees for election or re-election at the current year’s annual meeting. No single factor was more important than any other factor in the evaluation of any director or selection of any director nominee and the committee made its determination on the basis of its own experience and subjective evaluation of each individual, with reference to various objective criteria required by law or other regulatory requirements, including but not limited to independence requirements, U.S. air carrier control requirements, and stock exchange regulations as well as the subjective criteria that the committee has deemed desirable in evaluating nominations.

Each director nominated for re-election and each continuing director was deemed by the nominating and corporate governance committee to have: met applicable legal and regulatory definitions of independence excluding from such independence determination only Mr. Fornaro, the company’s sole management director; met the criteria set forth in the company’s corporate governance guidelines; a reputation for, and for each person having served for more that a year as an AirTran director to have displayed, personal integrity and judgment; achieved professional prominence in their business careers; manifested concern for the interests of the company’s stockholders; sufficient time available for service on the AirTran board taking into account such person’s other professional and personal commitments; demonstrated a commitment to the company based on their current and historical service to the company as a director and/or as an executive officer of the company; a general understanding of marketing, finance, and other disciplines relevant to the success of a large publicly traded company in today’s business environment; and knowledge with respect to the current state of the company based on their current and historical service to the company as a director and/or as an executive officer of the company.

Board members with long board service to the company (Biggins, Chapman, D’Aloia, Drummond, Fiedler, Jordan, and Michas), prior experience in the airline industry (Crowley, Fornaro, and Jordan), prior experience in businesses ancillary to the airline industry (Chapman and Jackson), or a combination thereof, as set forth in greater detail in their individual biographies, were deemed to have applicable airline industry or related industry experience relevant to the company. Board members identified in greater detail in their individual biographies as having served as officers of other air carriers (Crowley, Fornaro, and Jordan) or a current or prior officer of the company (Fornaro and Jordan) were deemed to have had operational experience relevant to the company. Directors indentified elsewhere in this proxy statement in greater detail as serving on specific committees of the board were deemed to have experience in matters relevant to their current committee assignments including executive compensation (Biggins, Crowley, Drummond, and Michas), corporate governance (Biggins, Fiedler and Jackson), and financial expertise (Chapman, D’Aloia, Fiedler, Jordan, and Michas). Each director identified in greater detail in their biographies as an incumbent director of AirTran (All) or as having served as an officer, director or both of one or more other public companies (Biggins, Chapman, Crowley, D’Aloia, Drummond, Fiedler, Jordan, and Michas) was deemed to have experience relevant to AirTran as a public company and to the discharge of the duties of such persons as directors of a public company. Each director with prior CEO experience, particularly experience as CEO of a public company (Chapman, Crowley, Drummond, Fiedler, and Jordan) was deemed to have experience relevant to their oversight of the company’s management in general and its CEO in particular. Each director identified in their biography as having applicable aviation industry experience (Chapman, Crowley, Fornaro, and Jordan) or as having served in the Departments of Homeland Security or Transportation (Jackson) was deemed to have applicable industry regulatory experience. Each director identified as having experience in industries which are or have been highly competitive (All) or highly regulated, especially the telecommunications industry (Drummond) and the financial services industries (Michas), were deemed to have experience relevant to the company in its own business which is both highly competitive as well as highly regulated. Each director was deemed of sufficient age and maturity to have accumulated the life experiences, viewpoints, experience, and expertise necessary to perform the duties of a public company director, as well as being able to vigorously perform his or her duties as a director of the company.

The committee conceptualizes diversity expansively to include differences of viewpoint, professional experience, and skill sets, especially in matters of airline operations and regulations, financing, marketing, and human resources, as well as a subjective determination of individual qualities, attributes, and differences. The committee has taken into account the benefits of, but has not ascribed any specific weight to, or adopted any formal policy with respect to, matters of geographic and cultural background, race, and gender. The board evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best perpetuate the success of AirTran’s business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. The committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the board during their current term. Because the assessment of the diversity of the board as well as the effectiveness of the current factors in achieving diversity from a variety of perspectives is based on the individual subjective evaluation of each of the board members, the company does not engage in any formal benchmarking procedure.

Director Biographies

J. Veronica Biggins is a Class III director whose term expires in 2010. She has served on our board of directors since 2001. Since 2007, Ms. Biggins has been a partner in Hodge Partners. From 1995 to 2007 she was a managing partner of Heidrick & Struggles’ Diversity Practice and was a member of the firm’s consumer, financial services and board of directors practices. Prior to that time she served as an assistant to the President of the United States. In addition to Ms. Biggins’ current service as a member of the board of directors of Avnet Inc. and Zep Inc. she has served on the board of directors of NDC Health. Ms. Biggins was deemed qualified to serve on the board for the reasons set forth above under Director Qualifications, including her business experience set forth herein.

Robert L. Fornaro is a Class III director whose term expires in 2010. As an executive officer of our company, Mr. Fornaro’s background is described above. Mr. Fornaro was deemed qualified to serve on the board for the reasons set forth above under Director Qualifications including his business experience set forth herein.

Alexis P. Michas is a Class III director whose term expires in 2010. He has served on AirTran’s board of directors since May 2006. Since 1994, Mr. Michas, has been the Managing Partner of Stonington Partners, Inc., an investment management firm. He is also the founder and, since 2008, the Managing Partner of Juniper Investment Company, LLC, a management investment firm. Prior to joining Stonington Partners, Inc., Mr. Michas was a Partner of Merrill Lynch Capital Partners, Inc., a wholly owned subsidiary of Merrill Lynch & Co., Inc., from 1993 to 1994. Mr. Michas was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1991 to 1994. Mr. Michas received a Bachelor of Arts degree from Harvard College in 1976, and he received a Master’s in Business Administration from Harvard Business School in 1984. Mr. Michas is a director of the following companies: BorgWarner, Inc., Perkin Elmer, Inc., and Lincoln Educational Services Corporation and within the last five years has not served on the board of directors of any other company. Mr. Michas has extensive knowledge of complex financial issues and brings twenty-five years of private equity and transactional experience across a wide range of industries. Mr. Michas was deemed qualified to serve on the board for the reasons set forth above under Director Qualifications, including his business experience set forth herein.

Continuing Directors

Don L. Chapman is a Class I director whose term expires in 2012. He has served on our board of directors since 1994. Mr. Chapman has served as chairman of ChapCo Investments, LLC, since March 2005. From March 2000 until January 2001, Mr. Chapman also served as president and chief executive officer of Legacy Capital Investments. From March 1999 until April 2000, Mr. Chapman served as president of S&S Tug Manufacturing Company. For more than five years prior to March 1999, Mr. Chapman was Chief Executive Officer and Principal of Tug Manufacturing Corporation. He served as chief executive officer of Opti World, Inc. from 1983 (when he founded that company) until 1995. In addition to Mr. Chapman’s current service as a member of the board of directors of AirTran, at various times in the past five years he has served on the board of directors of Rare Hospitality International, Inc. and ChapCo Investments, LLC. Mr. Chapman was deemed qualified to serve on the board for the reasons set forth above under Director Qualifications, including his business experience set forth herein.

Geoffrey T. Crowley is a Class I director whose term expires in 2012. He has served on our board of directors since 2008. He is the President of Northshore Leasing, LLC. Mr. Crowley was a founder of Air Wisconsin Airlines Corporation (“AWAC”) and previously served as its chairman, president, and chief executive officer from December 1993 to April 2006. Mr. Crowley has extensive experience in the airline industry and has previously served as vice president of marketing alliances at Northwest Airlines, Inc., senior vice president of marketing at Presidential Airways, Inc., and vice president of sales and marketing for the Trump Shuttle. Mr. Crowley currently serves as director of AWAC and within the last five years has not served on the board of directors of any other company. Mr. Crowley was deemed qualified to serve on the board for the reasons set forth above under Director Qualifications, including his business experience set forth herein.

Lewis H. Jordan is a Class I director whose term expires in 2012. He has served on our board of directors since 1993. Mr. Jordan is the co-owner and principal officer of Wingspread Enterprises, LLC, an investment and consulting firm which he founded in August 1997 and is also involved in other passive investment activities. Mr. Jordan served as our president and chief operating officer from June 1993 until November 1997. From June 1993 until November 1996, Mr. Jordan also served as president and chief operating officer of our operating subsidiary. He served as president and chief operating officer and as a director of Continental Airlines from 1991 to 1993 and served as executive vice president of that company from 1986 to 1991. Within the last five years, Mr. Jordan also has served as a member of the board of directors of Rare Hospitality International, Inc. Mr. Jordan was deemed qualified to serve on the board for the reasons set forth above under Director Qualifications, including his business experience set forth herein.

G. Peter D’Aloia is a Class II director whose term expires in 2011. He has served on our board since 2004. From February of 2000 until June of 2008, Mr. D’Aloia served as senior vice president and chief financial officer of Trane Corporation (previously known as American Standard Companies). Prior to joining American Standard Companies, Mr. D’Aloia served over a twenty-seven year period in various executive capacities at Allied Signal, Inc. and its successor company Honeywell International, Inc., most recently serving as vice president–business development. Among the positions that he held were vice president–taxes, vice president and treasurer, vice president and controller, and vice president and chief financial officer for the engineered materials sector of Allied Signal. Mr. D’Aloia also serves on the boards of directors of FMC Corporation and WABCO Holdings, Inc. and within the last five years has not served on the board of directors of any other company. Mr. D’Aloia was deemed qualified to serve on the board for the reasons set forth above under Director Qualifications, including his business experience set forth herein.

Jere A. Drummond is a Class II director whose term expires in 2011. He has served on our board of directors since 2002. Mr. Drummond was employed by BellSouth Corporation from 1962 until his retirement in December 2001. From January 2000 until December 2001, he served as vice chairman of BellSouth Corporation. From January 1998 until December 1999, he was president and chief executive officer of the BellSouth Communications Group. Prior to that, Mr. Drummond served as president and chief executive officer of BellSouth Telecommunications, Inc., BellSouth’s local telephone service unit and largest subsidiary. Mr. Drummond also serves on the boards of directors of Borg Warner, Inc., and Science Applications International Corporation (“SAIC”) and within the last five years also has served on the board of directors of Centillum Communications, Inc. Mr. Drummond was deemed qualified to serve on the board for the reasons set forth above under Director Qualifications, including his business experience set forth herein.

John F. Fiedler is a Class II director whose term expires in 2011. He has served on our board of directors since 2003. Mr. Fiedler is the retired chairman of the board of Borg Warner, Inc. He also served as chief executive officer of Borg Warner from 1994 until February 2003. Mr. Fiedler served in various capacities with Goodyear Tire & Rubber Company from 1964 until 1994, last serving as its executive vice president and president of its North American Tire division. Mr. Fiedler also serves on the boards of directors of Mohawk Industries, Inc. (since 2002), Snap-On Inc. and WABCO Holdings, Inc. and within the last five years also has served on the board of directors of YRC Worldwide, Inc. Mr. Fiedler was deemed qualified to serve on the board for the reasons set forth above under Director Qualifications, including his business experience set forth herein.

Michael P. Jackson is a Class II director whose term expires in 2011. He was elected to our board of directors in February 2009. He is the president and founder of Firebreak Partners, LLC, which finances and deploys high-value security technologies to protect critical infrastructure. From 2005 to 2007, Mr. Jackson was the Deputy Secretary of the U.S. Department of Homeland Security. From 2003 to 2005, Mr. Jackson was a senior vice president of AECOM Technology Corporation. Mr. Jackson served as Deputy Secretary of the Department of Transportation from May 2001 to August 2003. During the last five years he has not served on the board of directors of any other public company. Mr. Jackson was deemed qualified to serve on the board for the reasons set forth above under Director Qualifications, including his business experience set forth herein.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Meetings

The board of directors held 6 meetings during 2009. All of our directors attended 75% or more of the meetings of the board and board committees on which they served in 2009.

Committees of the Board of Directors—Overview

We have a standing audit committee, compensation committee, nominating and corporate governance committee, and financial policy and risk committee. The charter for each committee, as in effect from time to time, may be found on our website, www.airtran.com . All of our committees are comprised solely of independent directors, consistent with the independence standards defined or required by one or more of the SEC, the New York Stock Exchange and AirTran, except the financial policy and the risk committee which is comprised primarily of independent directors and Mr. Fornaro, our sole management director.

Each standing committee has the right to retain its own legal and other advisors.

Membership on Board Committees

This table lists our four board committees, the directors who served on them as of the end of 2009, and the number of committee meetings held in 2009:

Name	Audit	Compensation	Nominating and Corporate Governance	Financial Policy and Risk
Ms. Biggins		•	•
Mr. Chapman	C			•
Mr. Crowley	•	•
Mr. D’Aloia	•			•
Mr. Drummond		C
Mr. Fiedler			C
Mr. Jackson			•
Mr. Jordan	•
Mr. Michas		•		•
Mr. Fornaro				C
2009 Meetings	4	7	3	4

C = Chair

• = Member

Audit Committee

The purpose of our audit committee is to assist our board of directors in fulfilling its responsibilities to oversee our financial reporting process, including monitoring the integrity of our financial statements, and the independence and performance of our internal and external auditors. Under its charter, the responsibilities of our audit committee include:

•	review the performance of, and appoint or terminate, the independent registered public accountants;

•	review and discuss with management and the independent registered public accountants the financial statements to be included in our annual report on Form 10-K for filing with the SEC;

•	review and approve or disapprove the engagement of our independent registered public accountants for non-audit services prior to any such engagement;

•

discuss with the independent registered public accountants the conduct of the audit, the adequacy and effectiveness of our accounting and financial controls, and the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence;

•	meet separately with the independent registered public accountants and with our internal auditors, as well as our management, to discuss the results of audits;

•	review and discuss with management and the independent registered public accountants our interim financial statements as included in our quarterly reports;

•	report to our board of directors the conclusions with respect to the matters that our audit committee has considered; and

•	review and reassess the adequacy of the audit committee charter and recommend any proposed changes to our board of directors for approval.

Our audit committee has adopted a procedure to facilitate the reporting of any allegations on any fraudulent accounting issues through a toll-free telephone number and email as set out in our code of conduct and ethics.

Pursuant to its charter, our audit committee is comprised of at least three members appointed by our board of directors, each of whom must satisfy the membership requirements of independence and financial literacy. Currently, all of the audit committee members meet the New York Stock Exchange and SEC requirements of independence. We have determined that Mr. Chapman and Mr. D’Aloia each are audit committee financial experts.

Compensation Committee

Responsibilities

The compensation committee is responsible to AirTran’s board of directors and to stockholders for approving compensation awarded to all executive officers of the company. The committee generally authorizes all awards under AirTran’s equity-based compensation plans and operates under a written charter adopted by the board. The compensation committee charter sets forth the duties and responsibilities of the committee. The committee periodically reviews the terms of the charter, usually on an annual basis. Under the current charter, the compensation committee has the power and authority of the board to perform and performs the following duties and responsibilities:

•

develop guidelines and, on an annual basis, review the compensation and performance of the company’s officers, review and approve corporate goals and objectives relevant to the compensation of the chief executive officer, evaluate the chief executive officer’s performance in light of such goals and objectives, set the chief executive officer’s compensation based on this evaluation, evaluate the performance of the company’s senior executive officers and approve their annual compensation and produce an annual report on executive compensation for inclusion in the company’s annual proxy statement, in accordance with all applicable rules and regulations;

•

make recommendations to the board with respect to incentive compensation plans and equity-based plans, and administer such plans by establishing criteria for the granting of restricted stock, options, or other securities to the company’s officers and other employees, and review and approve the granting of securities in accordance with such criteria;

•	review and approve employment contracts, change of control provisions, and other compensation-related agreements;

•	review and approve the company’s management retention and succession plan and policies in coordination with the nominating and governance committee;

•

review director compensation levels and practices and recommend to the board, from time to time, changes in such compensation levels and practices (including retainers, committee fees, equity awards and other similar items as appropriate);

•	review and reassess the adequacy of the compensation committee charter and recommend any proposed changes to the board of directors for approval; and

•	perform any other activities consistent with the compensation committee charter, the company’s bylaws, and governing law as the compensation committee or the board deem appropriate.

Composition; Independence; Compensation Committee Interlocks and Insider Participation

As set forth in the table above, our compensation committee currently consists of J. Veronica Biggins, Geoffrey T. Crowley, Jere A. Drummond, and Alexis P. Michas. The compensation committee is composed entirely of independent members of the board of directors. All four members of the compensation committee are independent, as defined in Section 303(A) of the New York Stock Exchange’s listed company manual. At least two members of the compensation committee are also required to qualify as “outside directors” (as such term is defined under Section 162(m) of the Internal Revenue Code and the regulations thereunder) if any award or payment under any compensation or benefit plan administered by the compensation committee would be subject to the deduction limitation under Section 162(m) of the Internal Revenue Code. Each member of the compensation committee qualifies as an outside director for such purpose. No member of the committee is a current or former employee or officer of the company or any of its affiliates.

Financial Policy and Risk Committee

The responsibilities of our financial policy and risk committee are to:

•	review our annual operating and long-range plans to understand planned changes to our capital structure and projected sources and uses of cash;

•	review, at the request of management, the terms of any significant proposed borrowings and issuance of securities;

•

review our investment strategies and financial risk management policies, practices and exposures, including guidelines for hedging activities with respect to currency, interest rate, and commodity pricing exposures;

•	review key financial leverage ratios and ratings implications.

Nominating and Corporate Governance Committee

The responsibilities of our nominating and corporate governance committee are to:

•	identify qualified candidates to serve as director and recommend nominees for director to our board of directors;

•	lead our board of directors in its annual review of our board’s performance;

•	recommend to our board of directors nominees for each committee of our board of directors;

•	oversee the annual process of evaluation of the performance of our management;

•	review executive and leadership development policies, plans and practices;

•	advise the board on succession planning; and

•	develop and recommend to our board of directors corporate governance guidelines.

Stockholder Nominations

AirTran’s nominating and corporate governance committee will consider stockholder nominees for the board of directors, particularly those proposed by large, long-term investors, under a procedure requiring a written submission, no later than January 1 of each year, of a nomination to the committee through the office of the company’s secretary. The written submission should include a detailed resume and evidence that the nominee satisfies the minimum criteria for selection identified below and in the committee’s charter as available on the company’s website, www.airtran.com. Candidates may be interviewed by the chairman of the board of directors and one or more members of the committee. The committee will apply the same standards in considering director candidates recommended by the stockholders as it applies to other candidates, although the committee may consider whether any stockholder nomination has been made in connection with a potential change of control and an assessment made by the board of directors as to whether any such change is in the best interests of the company and its stockholders. No recommendations for nomination to the board were received from any stockholder or group of stockholders of AirTran holding more than 5% of AirTran’s common stock for at least one year.

In identifying director candidates, the company’s nominating and corporate governance committee will evaluate and consider desired board member skills and attributes including applicable legal and regulatory definitions of independence, the criteria set forth in the company’s corporate governance guidelines and other criteria including, but not limited to, diversity of background, personal integrity and judgment, age, skills and experience, professional prominence, concern for the interests of the company’s stockholders, the number of other public companies for which the person serves as a director, the availability of the person’s time, their commitment to the company, knowledge of a major geographical area served by the company, and knowledge of the current state of the company and the airline industry, all in the context of the needs of the board of directors at that point in time.

COMPENSATION OF DIRECTORS

Outside Directors

The board believes that the compensation of non-management directors should be set at a level which is sufficient to attract talented and diverse individuals to serve on the company’s board of directors while, at the same time, reflecting AirTran’s status as a low cost carrier and avoiding compensation levels where the level of compensation might present the appearance of a potential lack of director independence.

Management Directors

We do not pay directors who are also our employees any additional compensation for serving as a director, other than customary reimbursement of expenses.

Director Compensation for Fiscal Year 2009

The following chart discloses the compensation of each non-management director for the fiscal year ended December 31, 2009:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(3)(4)	Totals ($)
J. Veronica Biggins	$52,000	$50,000	N/A	—	N/A	$4,008	$106,008
Don L. Chapman	$62,500	$50,000	N/A	—	N/A	$276	$112,776
Geoffrey T. Crowley	$53,500	$50,000	N/A	—	N/A	$415	$103,915
G. Peter D’Aloia	$53,500	$50,000	N/A	—	N/A	$1,593	$105,093
Jere A. Drummond	$57,000	$50,000	N/A	—	N/A	$291	$107,291
John F. Fiedler	$51,500	$50,000	N/A	—	N/A	$2,560	$104,060
Michael P. Jackson(5)	$48,250	$62,499	N/A	—	N/A	$—	$110,749
Lewis H. Jordan	$42,000	$50,000	N/A	—	N/A	$5,187	$97,187
Alexis P. Michas	$56,500	$50,000	N/A	—	N/A	$1,254	$107,754

(1)	Cash Compensation. Each non-employee director receives an annual fee paid in May at the time of our annual meeting of $27,000 plus $1,500 for each of the scheduled quarterly meetings of the board for a total amount of $33,000. In addition, he or she receives $1,500 for attendance in person or by phone at additional meetings of the board of directors or for any committee meeting. The chairperson of the audit committee receives an additional $10,000 each year. The chairperson of the compensation committee receives an additional $7,500 each year. The chairpersons of the nominating and corporate governance committee and financial policy and risk committee receive an additional $5,000 per year provided that if the committee is headed by a management director, as is the case with Mr. Fornaro, no additional compensation is payable. The chairperson of the ethics committee receives an additional $1,000 per year. The chairperson of the quarterly meeting of the non-management directors receives a fee of $1,000. We also reimburse customary expenses for attending board, committee, and stockholder meetings.
(2)	Equity Compensation. Each outside director in office as of the date of our annual meeting receives the number of shares of our restricted stock equal to $50,000 in value based on the closing price on such grant date, which shares are granted as of the date of our annual stockholders’ meeting and which generally vest over three years of service. On May 20, 2009, each of the named non-management directors received a grant of 8,130 shares. The closing price for our common stock on such day was $6.15. The reported value of the awards reflects the fair market value as of the date of grant calculated in accordance with FASB ASC Topic 718. No stock options have been awarded to the company’s non-management directors since 2003. Equity awards to non-management directors generally will vest in full in connection with any change of control of the company.
(3)	Flight Benefits. Each outside director receives travel privileges up at an aggregate value of $10,000 which allow the director and his or her immediate family members to travel on AirTran on a complimentary basis. Outside directors are obligated to pay all tax liabilities associated with the value of their travel privileges which are calculated on the basis of average fares.
(4)	Prerequisites. The reported total represents the value of taxable flight benefits provided and excludes the value of all other perquisites and other personal benefits, if any, the value of which, when aggregated with reported flight benefits, is less than $10,000.
(5)	Mr. Jackson was elected to the board on February 12, 2009 and in connection with such election, received a cash payment of $6,750 and a grant of 2,900 shares of restricted stock vesting in thirds on May 20, 2009, 2010, and 2011, respectively, which represented the pro rata portion of such cash and restricted shares otherwise granted to directors in May 2008.

The following chart lists total restricted stock awards held by each non-management director at December 31, 2009.

	Stock
Name	Vested Shares Held (#)	Unvested Shares Held (#)	Total Shares Held (#)	Market Value of Unvested Shares Held ($)(1)
J. Veronica Biggins	13,727	20,585	34,312	107,454
Don L. Chapman	13,727	20,585	34,312	107,454
Geoffrey T. Crowley	6,017	20,163	26,180	105,251
G. Peter D’Aloia	12,727	20,585	33,312	107,454
Jere A. Drummond	13,727	20,585	34,312	107,454
John F. Fiedler	6,127	20,585	26,712	107,454
Michael P. Jackson	966	10,064	11,030	52,534
Lewis H. Jordan	13,727	20,585	34,312	107,454
Alexis P. Michas	9,727	20,585	30,312	107,454

(1)	Based on the closing market price of the company’s common stock on December 31, 2009 of $5.22.

The following chart lists the vesting schedule (by month and year only) for unvested restricted stock awards held by each non-management director at December 31, 2009, and the number of shares vesting on the applicable date:

Name	May 2010	June 2010	May 2011	June 2011	May 2012
J. Veronica Biggins	9,438	—	8,437	—	2,710
Don L. Chapman	9,438	—	8,437	—	2,710
Geoffrey T. Crowley	2,710	6,016	2,710	6,017	2,710
G. Peter D’Aloia	9,438	—	8,437	—	2,710
Jere A. Drummond	9,438	—	8,437	—	2,710
John F. Fiedler	9,438	—	8,437	—	2,710
Michael P. Jackson	3,677	—	3,677	—	2,710
Lewis H. Jordan	9,438	—	8,437	—	2,710
Alexis P. Michas	9,438	—	8,437	—	2,710

The following chart lists options held by each non-management director at December 31, 2009, all of which are exercisable.

	Options
Name	Number of Securities Underlying Outstanding Stock Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date
J. Veronica Biggins	15,000	5.97—9.05	5/16/11—5/14/13
Don L. Chapman	20,000	4.47—9.05	5/18/10—5/14/13
Geoffrey T. Crowley	—	N/A	N/A
G. Peter D’Aloia	—	N/A	N/A
Jere A. Drummond	10,000	5.97—7.65	5/15/12—5/14/13
John F. Fiedler	—	N/A	N/A
Michael P. Jackson	—	N/A	N/A
Lewis H. Jordan	20,000	4.47—9.05	5/18/10—5/14/13
Alexis P. Michas	—	N/A	N/A

EXECUTIVE COMPENSATION

Compensation Process

Compensation Review Process; Management Participation in Compensation Determinations; Delegation of Authority

The compensation of our executive officers is determined by the compensation committee of our board of directors on an annual basis subject to the provisions of employment agreements or executive benefit agreements. Our compensation committee considers all elements of compensation in making its determinations. With respect to those executive officers who do not serve on our board of directors, our compensation committee also considers the recommendations of our chairman of the board and chief executive officer. The committee meets at various times during the year, and it also considers and takes action by written consent. The committee chair reports on committee actions and recommendations at board meetings.

Once a year, generally in October in advance of the next year’s compensation cycle, the compensation committee conducts a comprehensive review of the company’s executive compensation program (the “Compensation Review”). The Compensation Review may include (a) an internal report evaluating executive compensation throughout the company to review consistency and program effectiveness and (b) a report evaluating the competitiveness of executive compensation at the company relative to other major airlines and public corporations employing similar executive talent, which report may be internally generated or produced by outside consultants. As part of the evaluation process, the committee considers the recommendations of management, particularly the recommendation of the company’s chief executive officer, in setting the compensation of the company’s named executive officers.

The compensation committee may delegate limited authority to make equity awards to non-executive officers to a discretionary action committee. In addition, AirTran’s legal department, its corporate secretary, and the compensation and benefits group in AirTran’s human resources (HR) department all support the compensation committee in its work and, in some cases, act pursuant to delegated authority to fulfill various functions in administering AirTran’s compensation programs.

Authority To Utilize Compensation Consultants

The compensation committee has the authority to and has in the past engaged outside advisers, experts and others to assist it in various ways including providing it with comparative data. During 2009, the compensation committee engaged Mercer (U.S.) Inc., or Mercer, which is a wholly owned indirect subsidiary of Marsh & McLennan Companies, Inc., to advise it on a number of matters.

Mercer’s work for the compensation committee included studies on: (a) board of director compensation, (b) officer compensation, (c) stock grants for officers, (d) the Key Employee Retirement Plan, and (e) an extension of work begun in 2008 with respect to analysis of the proposed amendment of the company’s Long Term Incentive Plan, which amended and restated plan was approved by the company’s stockholders at AirTran’s 2009 annual meeting. AirTran paid Mercer approx $190,000 in 2009 for the work outlined above.

Historically Mercer also has, from time to time, separately provided services to the company. However, all of the work performed by Mercer in 2009 was work authorized by, for, and at the direction of the compensation committee, and no separate services were provided to the company in 2009. The compensation committee has established procedures that it considers adequate to ensure that Mercer’s advice to the committee remains objective and is not influenced by the company’s management, including a direct reporting relationship of the Mercer consultant to the committee. Under the terms of the committee’s agreement with Mercer, the committee may contact Mercer without any interaction from company management and the committee requires both Mercer and the company to report any engagement of Mercer by the company and the amount of fees paid or anticipated to be paid in connection with such engagement in order that the committee may evaluate the independence of Mercer in its role as the committee’s compensation consultant. The compensation committee also has evaluated the prior work performed by Mercer for the company and has determined that such past services have not impaired Mercer’s ability to provide independent advice to the compensation committee.

During 2009, neither AirTran nor the compensation committee used any other compensation consultant for compensation analysis or advice; however, as in prior years, the company did retain Willis HRH to assist in the preparation or compilation of selected compensation information disclosed in the company’s proxy materials.

Compensation Disclosure and Analysis and Compensation Committee Report

Compensation Philosophy

AirTran’s vision is to always be among the world’s leading low-cost airlines by consistently delivering competitive financial and operational performance and expanding its customer base. Management must provide strong leadership to retain, develop, and attract highly engaged, talented employees who can deliver superior customer service and in so doing deliver value to the company’s shareholders. The committee believes that having executives who are strong leaders has enabled and will continue to enable AirTran to attract, develop, and retain superior talent reflecting the company’s values: safety, customer commitment, quality, integrity, teamwork, respect for people, good citizenship, a will to win, and personal accountability.

The compensation program for the company’s executive officers, including its named executive officers or NEOs, is designed to attract, motivate, reward, and retain executives of outstanding ability and experience who are critical to the achievement of AirTran’s vision. The program includes incentive compensation tied to annual and longer-term financial, operational, and strategic objectives, thereby aligning the compensation of the company’s NEOs with the performance of the company.

Objectives and Goals

We have five major objectives for the company’s compensation structure.

1. Accountability Through Measurable Goals, including:

•    Growth and Expense Control Measures, which align our compensation programs with internal financial objectives for revenue, growth, and cost control;

•    Safety, Operations, and Customer Satisfaction Measures, which align our compensation programs with objective safety, operations, and employee and customer satisfaction measures such as flight safety, injury prevention, on-time arrivals, low mishandled baggage reports, and low consumer complaints, as well as the company’s broader goals of continually improving employee relations, customer service, increasing customer satisfaction, serving new markets, and developing new products;

•    Shareholder Return Measures, which align our compensation programs with the performance of our stock relative to industry specific peers.

2. Congruence between Executive Pay and Business Performance, through compensation programs designed to reward high performance with high compensation over short, medium, and long term time horizons.

3. External Competitiveness, through compensation programs that are intended to motivate management with compensation that takes into account relative compensation within the airline industry and compensation relative to other companies of similar size and complexity, as well as to promote management continuity and succession planning.

4. At Risk Compensation, through compensation programs that are intended to encourage long-term thinking and provide continued “at risk” compensation, including equity-linked and multi-year compensation programs, as well as a stock ownership requirement for our NEOs.

5. Risk Appropriateness, through compensation programs that encourage boldness and innovation but do not encourage undue or excessive risk or sacrifice long term growth or goals for transient success. To achieve this goal we seek to use compensation programs that balance short and long term incentives and which do not utilize open-ended incentives. We also do not utilize certain performance measures, such as fuel hedging and fuel cost measures, which we believe could encourage undue risk taking. We consider adjusting targets when economic conditions, including fuel prices, warrant as well as changes in the company’s business strategy designed to achieve long term success even if such changes are at the expense of short term profitability. We endeavor not to pay excessive compensation when macroeconomic conditions are playing a significant role in the company’s success and conversely we endeavor not to penalize the company’s officers where macroeconomic conditions have adversely affected the company’s success; however, we do evaluate how the company’s officers guide the company in responding to macroeconomic challenges.

Determination of 2009 Compensation

Use of Compensation Consultants and Benchmarking

During 2009, the committee requested that Mercer analyze the compensation of our CEO and the other named executive officers relative to the compensation paid to similarly-situated executives at certain other companies, a process that is often referred to as “benchmarking,” and assess our overall compensation package against our industry peer group and marketplace standards. The committee’s purpose in requesting this analysis was to ensure that the company’s compensation practices are competitive in the marketplace and sufficient to retain and motivate top executive talent. The committee believes, however, that a benchmark should be just that—a point of reference for measurement—not the determinative factor for our executives’ compensation. The purpose of the comparison was not to supplant the analyses of external and internal pay equity, wealth accumulation, and the individual performance of the executive officers that the committee considers when making compensation decisions. Accordingly, compensation decisions reflect factors and considerations in addition to the information and advice provided by Mercer.

In 2009, the compensation program was evaluated against data representing an equal blend of industry group data (the industry data) and composite compensation survey data (the survey data) which together are referenced as the 2009 study or the composite study. Our decision to look at such survey data evolved from our review in 2006 of a seven company group of non-aviation transportation companies determined to be similar in size and rate of growth of the company over a three year period prior to 2006. Combining industry data with the expanded data provided from the survey data allows the compensation committee to better evaluate compensation against a broader range of companies.

The 13 industry group members were:

AMR Corp.	Mesa Air Group Inc.
Alaska Air Group Inc.	Republic Airways Holdings Inc.
Continental Airlines Inc.	Sky West Inc.
Delta Air Lines Inc.	Southwest Airlines
ExpressJet holdings Inc.	UAL Corp.
Hawaiian Holdings Inc.	US Airways Group Inc.
JetBlue Airways Corp.

Although the industry group contains companies with a wide range of annual revenues and profitability, the committee believes inclusion of the 13 industry competitors was appropriate because AirTran competes against many of these companies on a daily basis, industry competitors may seek to recruit our executives and other employees, and we compete with these companies when we seek to recruit outside executive talent with industry experience. However, for purposes of evaluating the grant of equity compensation in the form of performance shares that vest based on relative total shareholder return or TSR performance, we believe that an industry subgroup which excludes the four regional airlines (ExpressJet, Mesa, Republic Airways, and SkyWest) produces a group more likely to be viewed as comparable by the company’s stockholders.

For data from the industry group, no regression analysis was applied, and industry comparable salaries were obtained from public disclosures by utilizing industry CEO and CFO data. For other named executive officer positions, industry data was selected from the average of the third, fourth, and fifth highest executives and “matched” against comparable salary levels for the corresponding AirTran named executive officer. Mercer recommended this approach to allow for comparisons of overall executive compensation for such officers and with the goal of reducing distortion from short or long position tenure or unique roles for individual officers at industry competitors.

For survey data, Mercer focused on companies with revenues of $2 billion to $3 billion. A regression analysis was conducted where possible for the broader compensation survey data with respect to executive officer positions. The surveys used in Mercer’s analysis were Mercer’s US Executive Remuneration Database and Watson Wyatt Data Services’ Report on Top Management Compensation.

The Mercer report provided benchmarking data for base salary, annual incentives, equity-based compensation, and total compensation for each named executive officer against the 25th, 50th, and 75th percentiles of the 2009 study data. The Mercer report discussed and the compensation committee considered one and three year average performance measures for the company versus the industry group across several growth measures, an expense control measure, customer satisfaction measures, and a total shareholder return measure.

The Mercer report noted and compensation committee observed that AirTran’s performance in a number of the measures compared favorably to other members of the industry group, generally exceeding the 50th percentile performance of industry group performance, and in a number of cases exceeded the 75th percentile. The committee did not assign any formal weight to any particular performance measure. The Mercer report noted and the compensation committee observed that based on the benchmarks, the total direct compensation for the company’s named executive officers tended to be below the median values in the composite study.

After evaluating all of the information available to it, the committee made a determination to increase base salaries for 2009 and manage compensation levels beginning in 2010 toward a median of 50% of the base salary benchmarks, a median of 62.5% of total cash compensation (base salary plus annual cash bonus) benchmarks, and a median of 50% of total direct compensation (base salary plus annual cash bonus plus equity awards) benchmarks. The committee did not set 2009 base salaries, total cash compensation, or total direct compensation against the 2010 benchmarks for such measures. The committee, however, was aware that adjustments to base salary compensation for 2009, would have an indirect multiplier effect on total cash compensation for 2009 due to the fact that short term bonuses for 2009 would continue to be determined as a percentage of year-end base salary, and a similar indirect effect would exist on total direct compensation. The adjustments in base salary for 2009 discussed below resulted in total direct compensation paid to the company’s individual NEOs ranging from 78% to 103% of the 2010 benchmark for total direct compensation.

In promulgating future compensation levels, the compensation committee will continue to reserve the flexibility to pay executives above or below the targeted levels based on the executive’s experience, organizational role, and year-over-year performance.

Major Compensation Components

In 2009, the principal components of compensation for our executive officers were base salary; short-term incentives, principally in the form of an annual cash bonus; long-term incentives, principally in the form of performance share awards and restricted stock awards; and certain retirement benefits. We believe the company’s goals are best met by utilizing an approach to compensation with these four distinct elements.

Base Salaries

The company’s base salaries are intended to be consistent with the compensation committee’s understanding of competitive practices, levels of executive responsibility, qualifications necessary for the particular executive position, the expertise and experience of the executive officer, considerations of internal equity, and the company’s performance. In 2009, the compensation committee evaluated salary information furnished by Mercer from the industry data and the survey data. The compensation committee compared AirTran base salary levels against the composite study salary data for comparable executive officer positions. The compensation committee then compared such data against the existing base salary for each of the company’s executive officers. The compensation committee evaluated how salaries ranked relative to comparable salary data by quartile data at the 25th, 50th, and 75th percentile levels.

Although base salary amounts were increased in 2009, such salaries were increased only prospectively. Further, the amount of such increases did not result in base salaries equal in the full benchmark levels. Base salaries for individual NEOs in 2009 expressed as a percentage of the base salary benchmark for the applicable officer ranged from 80% to 97% of the applicable benchmark.

In increasing base salaries for 2009, the committee considered a number of factors including, but not limited to: the fact that no adjustments were made to base compensation during the prior 24 months; the company’s improved performance in 2009 compared to 2008; the steps taken by the company’s executive officers in 2008 and 2009 to respond to the various events which had negatively impacted the company’s business; the fact that salaries for several executive officers were at or below the measure for the lowest quartile of the composite data; the fact that total cash compensation, including base salary within the industry group and the subgroup used for purposes of the long-term incentive awards tended to be substantially higher at legacy carriers; the fact that existing total cash compensation was still below the median for the broader industry group when regional carriers were included; superior performance by the company measured against certain one and three year performance measures; and other metrics. The compensation committee limited the amount of salary increases because it concluded that adjustments to manage towards the 50th percentile benchmark for base salary should be phased in over time, subject to continued performance in accordance with the compensation committee’s objectives and goals. The size of specific salary adjustments in 2009 also reflected the compensation committee’s beliefs as to competitive trends, the performance of the individual, internal equity, the appropriateness of the rate at which adjustments should be made, and, to some extent, the overall financial condition of the company. On a percentage basis, the size of the increases varied from officer to officer. Such individual variances also were based on the committee’s subjective evaluation of other factors including length of service in position, the extent of the difference between an officer’s prior base salary and the benchmark, any anticipated modifications of an officer’s duties, and other factors which may have been deemed relevant by the individual members of the compensation committee.

Base salaries for the company’s named executive officers at December 31, 2009, effective from July 1, 2009, were as follows:

Name	Base Salary
Robert L. Fornaro	$550,000
Arne G. Haak	$315,000
Stephen J. Kolski	$310,000
Richard P. Magurno	$305,000
Steve A. Rossum	$315,000
Alfred J. Smith	$305,000

In 2009, the company also evaluated the base salaries of various of its non-NEO officers and adjusted compensation levels to respond to competitive market conditions, in certain situations, and to address disparities in internal equity relative to similar positions of authority.

Short-Term Incentives

In 2009, the compensation committee evaluated the appropriate level of short-term incentive compensation as an element of total cash compensation. Based on 2009 study data, target total cash compensation ranged from 76% to 117% of the median market values identified in the 2009 study data. Based on the 2009 study data, the total cash compensation adopted for 2009 ranged from only 53% to 90% of the 75th percentile market values in the 2009 study data. The committee concluded that the maximum compensation an NEO could earn under the current short term incentive plan, when combined with base salary, was insufficient to provide total cash compensation appropriate for high performance. The committee determined that the NEOs should be provided with the opportunity to earn increased total cash compensation provided that short term incentive goals were met.

Even though the company’s high performance on a number of performance measures ranked it at or above the 75th percentile relative to members of the industry group, the committee determined to manage short-term incentives in combination with base salary beginning in 2010 toward a lower benchmark of 62.5% of comparative total cash compensation. The committee was aware that the 2009 changes to base salaries would not be sufficient to achieve the total cash compensation benchmark in future years and that changes in base salary levels would have to be combined with changes in the amount of short-term compensation which could be earned as a percentage of base salary in order to reach the desired potential amounts that NEOs could earn for superior company performance. The committee concluded that it would phase in over time such adjustments as might be required to manage towards the total cash compensation benchmark while at the same time being subject to the satisfaction of performance goals consistent with the committee’s objectives.

Consistent with this approach, the percentages of base compensation by which annual bonus amounts are calculated were not adjusted in 2009 and were deferred until 2010. While dollar amounts of base salary, annual cash bonuses, and total cash compensation increased for 2009, such increases were not sufficient to allow any NEO to achieve the 2010 benchmark for total cash compensation.

For 2010, the percentage of base salary that may be earned as an annual cash bonus remained at 150% for Mr. Fornaro, and the percentage of base salary that may be earned as an annual cash bonus increased to 90% from 70% for the company’s other NEOs.

In 2009, as in previous years, short-term incentives as a percentage of year-end base salary were higher for the company’s NEOs and other senior officers than for junior officers and “director” level employees, reflecting differing levels of responsibility and competitive considerations.

In 2009, the annual cash incentive award under the company’s short term incentive plans for its named executive officers was based on three performance criteria: (A) profitability, (B) cost control and (C) individual performance goals. In 2009, as in 2008, 50% of the potential bonus was weighted to profitability, 20% on cost control and 30% on satisfaction of the individual officer’s objectives. Compensation criteria in 2009 had a threshold, the achievement of which was required before any payments were made and a maximum performance criteria beyond which no additional bonus amounts would be paid. Under the 2009 plan, the committee retained its authority to adjust, waive or reset targets.

In 2009, the profitability component was based on a pre-tax income target of $130 million. The cost control component was based on a non-fuel CASM target of 6.63 cents. CASM is the airline performance measure defined as cost per ASM and is equal to operating expenses divided by ASMs. Lower CASM tends to reflect greater efficiency.

The committee has reviewed specific quantitative or qualitative performance related factors. Such targets were intended as a way to allocate risk and reward AirTran’s management if such performance measures were achieved. Such prior targets may not reflect current targets or management’s beliefs about the prospects for achieving any such measures for the current year, and such historical information is not a prediction as to current or future performance or a statement with respect to management’s current beliefs and should not be relied on for such purposes by any person. Existing 2010 targets will be discussed in next year’s proxy statement and existing targets are subject to change, in whole or in part, based on subsequent developments or may be dependent on events or assumptions which are, either in whole or in part, beyond the control of the company or the named executive officer.

The following table also sets forth information regarding the annual cash incentive awards made to the named executive officers for 2009. Potential bonus, as a percentage of base salary, was higher for our principal executive officer, reflecting his greater responsibility for, and greater ability to influence, the achievement of targets.

Short-Term Incentive Plan Participant (Name and Position)	Award Percentage Subject to Objective/ Subjective Criteria (%)	Target Incentive Award as a Percentage of Year-End Base Salary (%)	Actual Annual Incentive Award(1) ($)	Actual Annual Incentive Award as a Percentage of Target (%)	Actual Incentive Award as a Percentage of 2009 Year End Base Salary (%)
Robert L. Fornaro,	70/30	150	785,000	95	143
President and Chief Executive Officer
Arne G. Haak,	80/20	70	225,000	102	71
Senior Vice President and Chief Financial Officer
Stephen J. Kolski,	80/20	70	203,000	94	65
Executive Vice President
Richard P. Magurno,	80/20	70	203,000	95	67
Senior Vice President, General Counsel and Secretary
Steven A. Rossum	80/20	70	225,000	102	71
Executive Vice President
Alfred J. Smith, III,	80/20	70	210,000	98	69
Senior Vice President

(1)	Bonus payments were paid in 2010.

The following table sets forth, for each year since the adoption of the company’s annual cash incentive plan in 2002, the percentage of profitability goal achieved, the percentage of cost control goal achieved, whether or not the profitability or cost control goals were revised, and the percentage of the potential bonus pool paid. The company’s 2009 profitability and cost control goals were intended to be challenging but achievable based on the company’s internal projections.

Year	Percent of Profitability Goal Achieved	Profitability Goal Adjusted		Percent of Cost Control Goal Achieved	Cost Control Goal Adjusted		Percent of Original Potential Bonus Plan Pool Paid Based on Profitability and Cost Control Goals	Percent of Original Potential Bonus Plan Pool Paid Based on All Goals
2009	100%	No		100%	No		95%	95%
2008	0%	No		100%	No		50%	50%
2007	100%	No		100%	No		100%	100%
2006	100%	Yes	(1)	100%	No		75%	75%
2005	100%	No		66%	Yes	(2)	80%	80%
2004	62%	Yes	(3)	100%	No		77%	77%
2003	100%	No		100%	No		100%	100%
2002	100%	No		100%	No		100%	100%

(1)	The original goal was adjusted downward by 90% of the excess of fuel expenses above the company’s 2006 internal projections.
(2)	Goal adjusted downward to allow for above plan distribution expenses.
(3)	Goal adjusted to account for increase of tax rate from 16% to 37% and also to adjust downward by 90% of the excess of fuel expenses above the company’s 2004 internal projections.

Historically, the compensation committee has considered adjustments to targets and bonuses where sound business practices favor the implementation of business actions or practices that may have a temporary or short-term negative impact on profitability or expenses or for factors substantially independent of management’s practical control. Examples of historical or potential adjustments include adjustments for force majeure type events, such as weather related impacts, war and terrorism related impacts, and fuel expenses. Where extraordinary events occur, different subjective concerns at any one point in time may influence the compensation committee’s evaluation. For example, significant changes in fuel prices may materially affect a variety of performance measures. In some years, the compensation committee may conclude that the executive deserves a substantial reward for managing in a difficult environment; in other years, the compensation committee may determine (often with the input of one or more of the company’s executive officers) that the need to show solidarity with the company’s other employees and investors may trump equally solid or outstanding performance in a difficult environment. Such determinations are inherently subjective. During 2009, there were no adjustments made to the target criteria that had to be achieved in the annual cash bonus plan for any officers.

Long-Term Incentives

Salary and short-term incentives are primarily designed to compensate current and past performance. The primary goal of the long-term incentive compensation program is to directly link management compensation with the long-term interests of the stockholders. Historically, the compensation committee has not fixed a goal for a relative allocation of total compensation between cash and non-cash compensation.

— Award Types and Criteria for Award Selection. The committee believes equity-based awards currently provide the most appropriate long-term incentives to align the interests of AirTran’s executive officers and other key employees with those of AirTran’s stockholders. Prior to October 2004, the compensation committee relied heavily on stock options to provide equity-based incentive compensation. In light of changes in U.S. accounting rules and a general trend toward increased use of restricted stock and decreased use of stock options, the compensation committee increased the number of awards using time-based vesting restricted stock awards and decreased or eliminated the use of stock options. In 2009, the committee began granting executive officers a mix of performance-based vesting stock awards, which are referred to in this proxy statement as performance shares, and time-based vesting restricted stock. The committee concluded that use of performance-based stock awards would better align long-term awards with a pay for performance philosophy than purely time-based awards. The committee believed retaining time-based awards was appropriate to ensure that undue emphasis was not given to any selected performance period and in order to not encourage undue risk taking. For the immediate future, the compensation committee intends to rely primarily on performance share awards and restricted stock grants to provide long-term incentive compensation to our officers and key employees, without excluding the possibility of granting other forms of incentive compensation. Current equity awards are granted pursuant to the company’s Long-Term Incentive Plan.

— Utilization of Performance Based Awards for Equity Incentive Compensation. As noted above, beginning in 2009, the committee began utilizing stock based performance awards. In 2009, the committee determined that two-thirds of the 2009 equity awards to AirTran’s named executive officers would be time-vesting awards of restricted stock and one-third of the 2009 awards would be performance based vesting stock awards. Under such performance share awards, participants can earn shares of common stock based on the company’s relative total shareholder return (“TSR”) performance against an industry group of companies currently consisting of nine air carriers. Performance periods begin and end as specified by the Committee. For grants of performance shares in 2009, the performance period began as of January 1, 2009 and will end three years later on December 31, 2011.

For 2010, the compensation committee determined that one-half of the 2010 equity awards to AirTran’s named executive officers would be performance shares and only one-half would be time-vesting awards of restricted stock. The performance period for 2010 performance share awards began as of January 1, 2010 and will end on December 31, 2012. Performance periods for future performance share awards are expected to begin as of January 1 and end three years later on December 31.

For each performance period for which a performance share award was made in 2009, a target, expressed as a number of shares, was specified. The actual number of shares earnable at the end of the performance period currently ranges from 0% to 200% of target, depending on the company’s TSR performance. Payment of earned performance shares will be made in AirTran common stock. Relative TSR will be the sole measure of performance for earning performance shares. TSR represents an annualized rate of return reflecting price appreciation plus reinvestment of dividends and the compounding effects of dividends paid on reinvested dividends. TSR is determined in accordance with a formula that takes into account the change in stock price which is defined as the difference between the ending stock price and the beginning stock price which in turn is defined respectively as the average closing price as reported on the applicable stock exchange of one share of the common stock of AirTran or the applicable industry group company for the ninety (90) trading days immediately prior to the first and last days of the performance period.

The compensation committee has the power to make equitable adjustments based on changes such as stock splits, as well as mergers, bankruptcies and other events with respect to the industry group companies and their securities, as well as the company and its securities. Currently, industry group companies who seek bankruptcy protection or are involved in a merger or acquisition will be removed from the industry group. Industry group companies that cease trading on a recognized U.S. national stock exchange likewise will be removed. In determining whether performance criteria have been achieved, the TSR for the company, and the industry group companies will be determined then ranked from highest to lowest with a percentile ranking then assigned. The percentage of the target number of performance shares earned will then be based on AirTran’s percentile ranking as set forth in the following chart.

AirTran TSR Percentile Rank Relative to Industry Group Companies	Performance Shares Earned	Performance Level
90th and above	200%	Maximum
65th	100%	Target
25th	25%	Threshold
Below 25th Percentile	0%

Interpolation will be used to determine the percent of Performance Shares earned in the event the company’s TSR Percentile Rank is greater than the 25th percentile and less than the 90th percentile. In all cases, the compensation committee retains the right to make a final determination as to whether any award will be earned.

The committee may consider a variety of performance measures for future performance-based equity awards and may utilize different criteria from year to year. The selection of future performance measures will depend on the committee’s assessment of which measures are most appropriate to assess the performance of the company, in general, as well as the performance of individual participants in particular. Accordingly, performance measures may change from time to time.

— Criteria for Award Amounts. In considering whether to grant equity incentives for 2009, the compensation committee looked at a variety of factors, with no formal weighting assigned to any single factor or group of factors. In determining the size of equity awards for 2010, the compensation committee focused on the size of the applicable award necessary to move 2010 total direct compensation for the applicable officer toward the total direct compensation benchmarks for his position. The compensation committee evaluated and will continue to evaluate equity incentive awards made by the industry group and other companies of comparable size and complexity (both individually and as part of a comparative compensation analysis), the extent to which value under the award should be subject to risk, whether the award vehicle has intrinsic value, and the need to motivate and retain persons eligible to participate under the company’s plans. The compensation committee also may consider the current value of previous awards, the prospects for equity appreciation in light of stock prices as of the grant date, and the then-current industry and macroeconomic environment.

In October 2009, the compensation committee set targets that would provide for future equity grants of 120% of the CEO’s base salary and 90% of the base salary for the other named executive officers; however, no additional awards were made in 2009. In 2009, as in past years, equity grants as a percentage of year-end base salary were higher for NEOs and other senior officers than for the company’s junior officers and “director” level employees, reflecting differing levels of responsibility and competitive considerations.

— Vesting and Holding Periods for Equity Awards. To encourage long-term thinking and encourage continued employment with AirTran, the company’s equity awards typically vest over a multi-year vesting period. Historically, grants of stock options and restricted stock generally have vested annually over a three year period. The compensation committee anticipates that future awards generally will continue to vest over a multi-year vesting period or a multi-year performance period. The company currently does not utilize award-based holding periods; however, as discussed in greater detail below, the company has mandatory stock ownership policies for its senior and junior officers.

Retirement Benefits

— Key Executive Retirement Plan. In 2007, the board approved the adoption of the AirTran Key Executive Retirement Plan (KERP). The purpose of the KERP is to help attract and retain key executives by providing supplemental post-tax retirement benefits.

In 2009, the company designated, and in future years the company may be expected to designate, certain key executives who are eligible to participate in the KERP and will make contributions toward premium costs for a variable life insurance product held in the name of each participant. In 2009, the amount of the contribution equaled 12.5% of the participant’s base salary and bonus for the prior year, less 25% of the contribution for required tax withholding. Contributions are fully taxable to the participant. Based in part on an analysis by Mercer, the committee concluded that the plan remained competitive for key employees expected to have 20 or more years of service. After evaluating the actual and expected service of existing participants, the committee elected to make no changes to the KERP in 2009.

The variable life insurance products are not subject to forfeiture (other than any provisions for cancellation imposed by the insurer). Participants are eligible to begin receiving payments from the policy once they reach age 55 and terminate employment with the company. Depending upon the terms of the insurance product used to fund this benefit, earlier distributions or loans may be permitted in limited circumstances, subject to approval by the company and any penalties and fees imposed by the insurer.

Because the contribution is fully taxable at grant, the compensation committee does not consider an individual’s accrued benefits or payout projections in setting compensation, but does consider the amount of the cash contribution.

— Retirement Health Plan. Upon qualification, based on age and years of service, the company’s executive officers participate in a retirement health plan which provides a continuation of their existing health insurance benefits past their retirement. The approximate value of such benefits on an actuarial basis is set forth in the discussion on change of control benefits.

Other Benefits

All of the company’s executives are eligible to participate in the company’s health care, insurance and other welfare and employee benefit programs, which (other than retirement programs) generally are the same for all eligible employees, including AirTran’s executive officers.

— 401(k) savings plan. AirTran offers tax advantaged savings benefits to its U.S. employees through an employee-funded 401(k) savings plan with a company “match” of thirty percent of up to six percent of the maximum annual contribution. The 401(k) savings plan provides a long-term savings vehicle that allows for pretax contributions by an employee and tax-deferred earnings. Employees may generally contribute up to 50% of eligible annual pay to the 401(k) savings plan, not to exceed the annual IRS limit (generally $16,500 for 2010). Employees attaining at least 50 years of age by the end of 2009 were eligible to make 401(k) catch-up contributions to a maximum of $5,500. Employees direct their own investments in the 401(k) savings plan. The benefits under such tax-qualified savings plans for AirTran’s executive officers are the same as those available for other eligible employees in the U.S. Individual participant balances reflect a combination of: (1) a differing annual amount contributed by the company or the employee; (2) the annual contributions and/or deferred amounts being invested at the discretion of the employee (the same investment choices are available to all participants); and (3), as in (2), the continuing reinvestment of the investment returns until the accounts are paid out. This means that similarly situated employees, including AirTran’s executive officers, may have materially different account balances because of a combination of factors: the number of years that the person has participated in the plan; the amount of money contributed or compensation deferred at the election of the participant from year to year; and the investments chosen by the participant. The 401(k) savings plan does not promise any guaranteed minimum returns or above-market returns; the investment returns are dependent upon actual investment results. Accordingly, when determining annual compensation for executive officers, the compensation committee does not consider the individuals’ retirement plan balances and payout projections.

— Flight Benefits. As is traditional in the airline industry, executives and their immediate family are entitled to certain travel privileges on our flights, which may be on a positive space basis. Similar travel benefits (which generally are on a space available basis) are afforded to all of our eligible employees. The value of such flight benefits for the executives is reported as taxable income.

— Executive Perquisites. Our executive officers currently are eligible for two other perquisites not generally available to all of our employees. The company pays the cost of an annual physical, when such physical is not already covered by the executive’s underlying insurance coverage, and the cost of financial planning assistance, in an aggregate annual amount not to exceed $10,000. Further, the company’s chairman and chief executive officer also is entitled to the use of motor vehicles furnished to us by one of our marketing partners which are available for personal, in addition to business, use when such officer is in Atlanta, Georgia, the location of our largest operational hub.

Other Information

Duration of Benefits

The duration of benefits for our executive officers is based on a variety of factors including the purpose of the benefit, historical expectations, competitive factors, and the cost of providing the benefit. Historically we have provided few lifetime benefits. We provide lifetime benefits in two areas: retiree health benefits, which require minimum years of service with the company and are intended, in part, to reward longevity of service with the company; and taxable flight benefits, which are historically provided to retirees in the industry and are relatively low-cost benefits.

Equity Awards in 2009

In 2009, the named executive officers were granted restricted stock awards for 258,470 shares, performance share awards for up to a maximum of 205,260 shares issuable in 2011, and no stock options.

Equity Award Timing

Our current policy with respect to annual equity awards to key employees, including our executive officers (but excluding grants to newly hired employees), is that equity awards occur at the time of the January board of directors meeting to be effective as of a specified date in February, which date is intended to result in future vesting within a trading window.

Use of Employment and Severance Agreements

The compensation committee has determined that competitive considerations merit the use of employment contracts, severance agreements, or executive benefits agreements for members of senior management. Mr. Fornaro is employed pursuant to an employment contract. Messrs. Kolski, Magurno, Rossum, Haak, and Smith are employed pursuant to executive benefit agreements which include employment and severance agreement provisions.

The compensation committee has concluded that the utilization of employment contracts, severance benefit agreements or executive benefit agreements is appropriate in light of continued uncertainties associated with potential industry consolidation, competitive practices at other air carriers, the importance of retaining the services of various existing members of the senior management team, and considerations of internal parity of treatment of the company’s senior management team, many of whom have served the company for lengthy periods of time.

All of the executive benefit agreements provide for certain severance benefits and also provide a contractual right to certain existing retirement benefits. Severance benefits are tiered, with minimal benefits in the case of a termination for cause, increased benefits for termination without cause, and still greater benefits in connection with a termination following a change of control appropriate to ensure the continued availability of the current senior management team and to attempt to minimize management distractions in a potentially changing and consolidating business environment. The company believes such a tiered approach strikes an appropriate balance between preserving flexibility and preventing the possibility of “unjust enrichment” on the one hand, and helping the company to attract and retain key talent while providing certainty and security to the employee. Compensation criteria for the officers employed pursuant to employment agreements or executive benefit agreements may be more difficult to adjust on an annual basis or in connection with a “change of control.” For more information on our contractual arrangements with our executive officers, please refer to Employment Agreements and Change of Control Arrangements on page 46 of these proxy materials.

Change of Control Compensation

As discussed above, provisions for additional or continued compensation in connection with a change of control of the company are located in three areas: (1) in the CEO’s employment contract, (2) the other NEOs’ executive benefits agreements, and (3) more generally, in the company’s equity incentive plans and/or award agreements thereunder whereby the committee administering such plans and awards has the power to accelerate the vesting of such awards upon a change of control or where such plans or awards provide for automatic vesting in the event of such change, whether merely upon the occurrence of such event or upon the occurrence of such event and an adverse occurrence for the participant, such as actual or constructive termination of employment.

The change of control provisions are intended to (1) support retention and succession planning, (2) support decisions that are in the best interests of AirTran’s shareholders, and (3) manage related expenses. The change of control provisions set forth in the company’s employment or executive benefits agreements employ a hybrid approach to triggering events. Change of control benefits are not payable automatically upon the occurrence of a single change of control event. Conversely, payment of benefits is not restricted only to situations involving the involuntary termination of the officer afforded such change of control protection. In the case of Mr. Fornaro, benefits are payable not only in the case of involuntary terminations, but also where Mr. Fornaro has, for a period of 24 months subsequent to a change of control transaction, elected to terminate his employment, because of the occurrence of certain events without his consent or upon termination by the company either 6 months before or in the 24 months after such transaction. In the case of the company’s other executive officers, change of control benefits also are payable where there are specified constructive terminations.

The committee believes its approach to change in control benefits helps to ensure the continued availability of the services of the executive during times of uncertainty inherent with any change of control, especially in the post-event period under new ownership and/or management, while at the same time generally limiting windfall benefits by making the benefits payable only after an actual or constructive termination of employment. By providing post-event coverage, the executive is encouraged to remain in the employ of the company without the need to be concerned about a post-event restructuring which may result in a material diminishment of the executive’s duties or post-event management or ownership with respect to which the executive may have concerns or reservations.

The definition of change of control is intended to be broad in scope and to capture most, if not all, of the scenarios where an actual change of control may occur. Automatic vesting under the terms of our equity compensation plans is based on market practices and a recognition that the value of equity compensation can be radically affected by a change of control, whether or not existing management is retained.

In connection with providing change of control benefits to the company’s executive officers, the committee has evaluated, and expects to continue to examine, the total amounts which could be realized by persons granted such rights upon a change of control.

Internal Equity

Internal equity has generally been evaluated based on a subjective assessment of the relative contributions of the members of the management team. In 2009, the committee did not undertake any formal audit or similar analysis of compensation equity with respect to Mr. Fornaro relative to the other members of the management team or with respect to the management team relative to the company’s employees generally. Based in part on the 2009 Mercer study, the compensation committee concluded that compensation levels for a number of the company’s other officers merited significant adjustment and the committee approved a variety of mid-year adjustments, particularly in increases in base salary. However, the committee believes that the relative difference between the compensation of the company’s chairman and chief executive officer and the compensation of the company’s other executives is consistent with such differences found in the company’s industry group (composed for this purpose not only of other low cost carriers but also legacy carriers, one or more of which with whom AirTran competes both operationally and from time to time in personnel and other matters) and the market for executive level personnel for major public companies.

Wealth Accumulation

The compensation committee does not engage in a specific process which attempts to justify compensation levels based on wealth accumulation. The committee does not analyze proposed annual compensation for any individual versus the accrued wealth of such individual, or the accrued wealth of persons with similar job titles at other companies, although it does consider from time to time the total wealth that may be accumulated by an officer under the company’s compensation arrangements. As previously noted, the committee also evaluates from time to time whether compensation levels are consistent with the company’s goal of being a leader among low cost airlines, while maintaining or attracting superior executive talent appropriate to maintain such status.

Recapture and Forfeiture Policies

Historically, the company has not had formal policies with respect to the adjustment or recapture of performance-based awards where the financial measures on which such awards are based (or are to be based) are adjusted for changes in reported results such as, but not limited to, instances where the company’s financial statements are restated. The compensation committee does not believe that repayment should be required where the executive or a plan participant has acted in good faith and the errors are not attributable to the participant’s gross negligence or willful misconduct. In such later situations, the compensation committee believes the company has or will have available negotiated or legal remedies. However, the committee may elect to take into account factors such as the timing and amount of any financial restatement or adjustment, the amounts of benefits received, and the clarity of accounting requirements leading to any restatement in setting the future compensation of the responsible officer or officers.

Stock Ownership Policies

In July 2006, the compensation committee recommended and the board of directors adopted changes to the compensation committee charter, allowing the compensation committee to establish stock ownership policies for the company’s officers in addition to the existing director share ownership policy (which is also set and administered by the compensation committee). By July 25, 2009, “senior officers” were required to hold 10,000 shares of common stock and “junior officers” were required to hold 5,000 shares of common stock. Future new or newly promoted officers must meet the requirements within three years of election or appointment to their position. The chair of the compensation committee and the company’s chief executive officer may waive or otherwise limit the policy based on hardship, provided that any such action by the chief executive officer must be promptly reported to the chair of the compensation committee. All senior and junior officers with three or more years of service in an applicable senior or junior officer position are in compliance with the stock ownership policy.

Deductibility of Compensation and Related Tax Considerations

As one of the factors in its review of compensation matters, the compensation committee considers the anticipated tax treatment to the company and to the executives of various payments and benefits.

•     Section 162(m).

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits to $1 million the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer and the corporation’s four most highly compensated executive officers, other than the chief executive officer. However, certain “performance-based” compensation is not subject to the $1 million deduction limit. In general, to qualify as performance-based compensation, the following requirements must be satisfied: (i) payments must be computed on the basis of an objective, pre-established performance-based compensation standard determined by a committee consisting solely of two or more “outside directors,” (ii) the material terms under which the compensation is to be paid, including the business criteria upon which the performance goals are based, and a limit on the maximum amount which may be paid to any participant pursuant to any award with respect to any performance period, are approved by a majority of the corporation’s stockholders, and (iii) the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made.

Awards of stock options under the Long-Term Incentive Plan have been structured with the goal of complying with the requirements of Section 162(m), and the compensation committee believes stock options awarded under the Long-Term Incentive Plan should qualify as “performance-based” compensation exempt from limitations on deductibility under Section 162(m); however, the deductibility of any compensation, including the restricted stock grants and performance share awards was not a condition to any compensation decision. Except for compensation payable to Mr. Fornaro—or to the company’s executive officers in the event of a change of control—based on current compensation levels the committee does not expect the company’s ability to deduct executive compensation awarded for or payable in 2009 or in 2010 to be limited by operation of Section 162(m).

In a 2008 Revenue Ruling, the IRS announced a significant shift in its interpretation of Section 162(m) relating to the performance-based compensation exception to the $1 million limitation on tax deductible compensation paid by publicly held companies. The regulations under Section 162(m) specifically allow payment of performance-based compensation upon death, disability, or a change of control. Using the reasoning that it was analogous to death, disability or a change of control, the IRS had concluded in previous private letter rulings that performance-based payments made as a result of involuntary terminations by the employer without cause or by the executive for good reason did not fail to qualify as Section 162(m) performance-based compensation. This meant that the performance-based payment was still deductible under Section 162(m), even though the performance goal had not been met at the time of payment for these types of events (e.g. a payment at target upon termination for good reason). However, according to the new Revenue Ruling, this rationale is no longer being used by the IRS in analyzing performance-based compensation.

The new Revenue Ruling 2008-13 published in February 2008 states that if performance-based pay could become due under a plan or agreement upon a termination without cause, for good reason, or as a result of voluntary retirement, and would be payable regardless of whether performance-based goals are met prior to a termination without cause, for good reason, or as a result of voluntary retirement, then any payment from such plan or agreement will not qualify as Section 162(m) performance-based compensation and will not be eligible for exclusion from the Section 162(m) $1 million compensation limit. The ruling applies to performance periods beginning after January 1, 2009, and compensation arrangements entered into, renewed or extended after February 21, 2008.

Under the company’s executive benefits agreement, certain terminations following a change of control give rise to a lump sum cash payment obligation based on the amount of the officer’s salary and prior bonus amounts. Because such payment is not provided for under the executive incentive compensation plan and is not based on amounts for which the executive is eligible in the current year, the company believes that such payment will not result in any disqualification of the executive incentive compensation plan, whose performance-based cash compensation payments will continue to be excluded from compensation for purposes of calculating whether or not the $1 million deductibility limit has been achieved.

Due to interpretations and changes in the tax laws, some types of compensation payments and their deductibility depend on the timing of an executive’s vesting or exercise of previously granted rights and other factors beyond the compensation committee’s control which could affect the deductibility of compensation.

The compensation committee will continue to carefully consider the impact of Section 162(m) when designing compensation programs, and in making compensation decisions affecting the company’s Section 162(m) covered executives. Certain future stock awards may be excludable from the Section 162(m) $1 million limit on deductibility if the vesting of any such awards, other than in the case of certain specified events including a change of control, is tied to performance-based criteria, or is part of compensation packages which are less than $1 million. Nonetheless, the compensation committee believes that in certain circumstances, as in that of compensation payable to the company’s current chief executive officer in the case of a change of control, factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of the company and its stockholders. Accordingly, it may award compensation in excess of the deductibility limit, with or without requiring a detailed analysis of the estimated tax cost of non-deductible awards to the company. Given our dynamic and rapidly changing industry and business, as well as the competitive market for outstanding leadership talent, the compensation committee believes it is important to retain the flexibility to design compensation programs consistent with its compensation philosophy for the company, even if some executive compensation is not fully deductible.

•    Section 280G.

Code Section 280G generally denies a deduction for a significant portion of certain compensatory payments made to corporate officers, certain stockholders, and certain highly-compensated employees if the payments are contingent on a change of control of the employer and the aggregate amounts of the payments to the relevant individual exceed a specified relationship to that individual’s average compensation from the employer over the preceding five years. In addition, Code Section 4999 imposes on that individual a 20% excise tax on the same portion of the payments received for which the employer is denied a deduction under Section 280G. In determining whether to approve an obligation to make payments for which Section 280G would deny the company a deduction or whether to approve an obligation to indemnify (or “gross-up”) an executive against the effects of the Section 4999 excise tax, the committee has adopted an approach similar to that described above with respect to payments which may be subject to the deduction limitations of Section 162(m).

AirTran generally does not fully indemnify against the effect of taxation except as competitive considerations may dictate. We have structured our change of control benefits to provide for automatic reductions in such benefits where the aggregate amount payable would trigger an excise tax liability (generally at or above 2.99 times ordinary compensation).

Chief Executive Officer Compensation and non-NEO Officer Compensation

Except as noted, the compensation policies described above apply equally to the compensation of the chief executive officer and the company’s non-NEO officers. Base salary, total cash compensation, and total direct compensation for the company’s CEO were below the benchmarks by 12% to 42%, depending on the applicable measure.

Compensation Committee Conclusion

Attracting and retaining talented and motivated management and employees is essential to create long-term stockholder value. Offering a competitive, performance-based compensation program with a large equity component helps to achieve this objective by aligning the interests of the company’s chief executive officer and other executive officers with those of stockholders. The compensation committee believes that AirTran’s 2009 compensation program met these objectives. Likewise, based on our review, the compensation committee finds the total compensation (and, in the case of the severance and change-of-control scenarios, the potential payouts) to the company’s chief executive officer and other named executive officers in the aggregate to be reasonable and not excessive.

Compensation Committee and Management Review and Authorization

The compensation committee has reviewed the above Compensation Disclosure and Analysis with the company’s chief executive officer. Based on a review of this Compensation Disclosure and Analysis report and discussion with the company’s chief executive officer, the compensation committee has recommended to the board of directors that the Compensation Disclosure and Analysis report be included in this proxy statement.

Authorization

This report has been submitted by the compensation committee:

J. Veronica Biggins	Geoffrey T. Crowley	Jere A. Drummond	Alexis P. Michas

Other Executive Compensation Information

The following sections of this proxy statement set forth compensation information relating to the principal executive officer, principal financial officer and the four most highly compensated executive officers of the company, other than the principal executive officer and principal financial officer (collectively, the “named executive officers”), for the fiscal year ended December 31, 2009.

The following table shows the compensation awarded or paid by AirTran for services rendered for the fiscal years ended December 31, 2007, 2008 and 2009 to the named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)(2)		Bonus ($)(2)		Stock Awards ($)(3)		Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)		Total ($)
Robert L. Fornaro	2009	525,000		785,000		543,380	(5)	0	0	N/A	146,973	(6)	2,000,353
Chief Executive Officer and President (Principal Executive Officer)	2008	500,000		375,000		526,200	(7)	0	0	N/A	118,195	(8)	1,519,395
	2007	431,385	(9)	545,000		3,762,000	(10)	0	0	N/A	169,757	(11)	4,908,142

Arne G. Haak(12)	2009	295,000		225,000		222,786	(13)	0	0	N/A	59,831	(14)	802,617
Senior Vice President and Chief Financial Officer (Principal Financial Officer)	2008	247,500		125,000		283,205	(15)	0	0	N/A	41,996	(16)	697,701

Stephen J. Kolski,	2009	302,500		203,000		239,087	(17)	0	0	N/A	68,220	(18)	812,807
Executive Vice President	2008	294,423		95,000		447,270	(19)	0	0	N/A	58,154	(20)	894,847
	2007	266,539		196,000		238,000	(21)	0	0	N/A	81,157	(22)	781,696

Richard P. Magurno,	2009	290,000		203,000		222,786	(23)	0	0	N/A	60,872	(24)	776,658
Senior Vice President, General Counsel and Secretary	2008	275,000		105,000		184,170	(25)	0	0	N/A	50,785	(26)	614,955
	2007	258,846		192,500		238,000	(27)	0	0	N/A	72,988	(28)	762,334

Steven A. Rossum(29)	2009	305,000		372,500	(30)	457,587	(31)	0	0	N/A	39,360	(32)	1,174,447
Executive Vice President	2008	90,769		250,500	(33)	264,000	(34)	0	0	N/A	1,681	(35)	606,950

Alfred J. Smith, III	2009	290,000		210,000		223,235	(36)	0	0	N/A	62,288	(37)	785,523
Senior Vice President	2008	274,423		105,000		184,170	(38)	0	0	N/A	49,436	(39)	613,029
	2007	246,539		182,000		238,000	(40)	0	0	N/A	72,251	(41)	738,790

(1)	Reflects annualized salary paid in 2009 including the effect of all recurring and one-time salary adjustments.
(2)	Salary and bonus information reflect amounts earned for the applicable year even where paid subsequent to year end. Bonus amounts typically are paid early in the year for the previous year’s performance.
(3)	For a discussion of the assumptions and methodologies used to value the awards, please see the discussion of stock awards contained in Note 11( Stock Option Awards and Restricted Stock Awards) to the company’s consolidated financial statements, included as part of the company’s 2009 Annual Report filed on Form 10-K with the SEC and incorporated herein by reference. All restricted shares granted to officers conferred upon them the same rights as are conferred upon any stockholder of common stock. These rights include the ability to receive dividend distributions if the company decides to grant dividend payments in the future. Because the company has never paid any dividends and has no intention to do so for the foreseeable future, zero value has been ascribed to such right for purpose of computing the fair value of such awards. Values reported are based on the fair market value of the restricted stock awards and performance share awards as of the date of grant, as determined pursuant to FASB ASC Topic 718, except for equity awards subject to performance conditions where the value at the grant date is based upon the probable outcome of such conditions consistent with the estimate of aggregate compensation cost to be recognized over the service period under ASC Topic 718 excluding the effect of estimated forfeitures.

(4)	As required by applicable SEC rules, the company estimates the value of travel on airline passes based on the incremental cost of providing such service. Because such travel is provided only on the company’s scheduled flights or on other carriers with which the company has reciprocity agreements to provide similar air pass travel and travelers on its air passes generally may not displace or “bump” revenue passengers except in the case of business travel which is integrally and directly related to the job duties of the officer (in which case the travel does not constitute a prerequisite or other benefit under applicable SEC rules) the incremental cost of providing such benefit is de minimis. Accordingly, such travel benefits have been assigned zero value for purposes of the above table. Mr. Fornaro and Mr. Kolski’s “other compensation” also includes matching contributions made by the company to their respective 401(k) accounts.
(5)	Includes the grant date fair value of 67,000 shares of restricted stock awarded on February 6, 2009. The closing market price for the company’s common stock on such date was $4.49. Such shares vested 1/3 on February 6, 2010 and will vest 1/3 on February 6, 2011 and 1/3 on February 6, 2012. Also includes the grant date value for an estimated 54,020 shares issuable pursuant to performance based share awards based upon the company’s evaluation of the probable outcome of such awards as of the grant date of February 6, 2009. The maximum value of such awards as of the grant date assuming the issuance of a maximum of 66,000 shares to the named executive officer would be $296,340.
(6)	Includes $130,625 in KERP contributions for Mr. Fornaro and matching contributions made by the company to Mr. Fornaro’s 401(k) account.
(7)	Includes the grant date fair value of 60,000 shares of restricted stock awarded in February 2008. Such shares vested 1/3 on February 6, 2009 and 1/3 on February 6, 2010 and will vest 1/3 on February 6, 2011.
(8)	Includes $101,250 in KERP contributions for Mr. Fornaro and matching contributions made by the company to Mr. Fornaro’s 401(k) account.
(9)	Includes $342,948 paid to Mr. Fornaro through October 31, 2007 at the rate of $411,538 per annum and $83,333 paid from November 1, 2007 through December 31, 2007 at the rate of $500,000 per annum.
(10)	Includes the grant date fair value of 300,000 shares of restricted stock awarded on November 1, 2007 in connection with his new employment agreement. The closing market price for the company’s common stock on such date was $10.16. Also includes the grant date fair value of 60,000 shares awarded on February 6, 2007. The closing market price for the Company’s common stock on such date was $11.90.
(11)	Includes KERP contributions for Mr. Fornaro made in 2007 for the initial plan year of 2006 and the 2007 plan year and matching contributions made by the company to Mr. Fornaro’s 401(k) account.
(12)	Mr. Haak became the company’s chief financial officer on June 11, 2008 and was not a named executive officer prior to such date.
(13)	Includes the grant date fair value of 27,470 shares of restricted stock awarded on February 6, 2009. The closing market price for the company’s common stock on such date was $4.49. Such shares vested 1/3 on February 6, 2010 and will vest 1/3 on February 6, 2011 and 1/3 on February 6, 2012. Also includes the grant date value for an estimated 22,148 shares issuable pursuant to performance based share awards based upon the company’s evaluation of the probable outcome of such awards as of the grant date of February 6, 2009. The maximum value of such awards as of the grant date assuming the issuance of a maximum of 27,060 shares to the named executive officer would be $121,499.
(14)	Includes $50,313 in KERP contributions for Mr. Haak and matching contributions made by the company to Mr. Haak’s 401(k) account.
(15)	Includes the grant date fair value of 16,500 shares of restricted stock awarded in February 2008. Such shares vested 1/3 on February 6, 2009 and 1/3 on February 6, 2010 and will vest 1/3 on February 6, 2011. Also includes the grant date fair value of 50,000 shares of restricted stock awarded on June 11, 2008, in connection with Mr. Haak’s appointment as senior vice president and chief financial officer. The closing market price for the company’s common stock on such date was $2.77. Such shares vested 1/3 on February 6, 2009 and 1/3 on February 6, 2010 and will vest 1/3 on February 6, 2011.
(16)	Includes $37,978 in KERP contributions for Mr. Haak and matching contributions made by the company to Mr. Haak’s 401(k) account.
(17)	Includes the grant date fair value of 29,480 shares of restricted stock awarded on February 6, 2009. The closing market price for the company’s common stock on such date was $4.49. Such shares vested 1/3 on February 6, 2010 and will vest 1/3 on February 6, 2011 and 1/3 on February 6, 2012. Also includes the grant date value for an estimated 23,769 shares issuable pursuant to performance based share awards based upon the company’s evaluation of the probable outcome of such awards as of the grant date of February 6, 2009. The maximum value of such awards as of the grant date assuming the issuance of a maximum of 29,040 shares to the named executive officer would be $130,390.
(18)	Includes $61,303 in KERP contributions for Mr. Kolski and matching contributions made by the company to Mr. Kolski’s 401(k) account.
(19)	Includes the grant date fair value of 51,000 shares of restricted stock awarded in February 2008. Such shares vested 1/3 on February 6, 2009 and 1/3 on February 6, 2010 and will vest 1/3 on February 6, 2011.
(20)	Includes $52,107 in KERP contributions for Mr. Kolski and matching contributions made by the company to Mr. Kolski’s 401(k) account.
(21)	Includes the grant date fair value of 20,000 shares of restricted stock awarded in February 2007. Such shares vested 1/3 on February 6, 2008, 1/3 on February 6, 2009 and 1/3 on February 6, 2010.

(22)	Includes KERP contributions for Mr. Kolski made in 2007 for the initial plan year of 2006 and the 2007 plan year and matching contributions made by the company to Mr. Kolski’s 401(k) account.
(23)	Includes the grant date fair value of 27,470 shares of restricted stock awarded on February 6, 2009. The closing market price for the company’s common stock on such date was $4.49. Such shares vested 1/3 on February 6, 2010 and will vest 1/3 on February 6, 2011 and 1/3 on February 6, 2012. Also includes the grant date value for an estimated 22,148 shares issuable pursuant to performance based share awards based upon the company’s evaluation of the probable outcome of such awards as of the grant date of February 6, 2009. The maximum value of such awards as of the grant date assuming the issuance of a maximum of 27,060 shares to the named executive officer would be $121,499.
(24)	Includes $58,437 in KERP contributions for Mr. Magurno.
(25)	Includes the grant date fair value of 21,000 shares of restricted stock awarded in February 2008. Such shares vested 1/3 on February 6, 2009 and 1/3 on February 6, 2010 (subsequent to the date of this table) and will vest 1/3 on February 6, 2011.
(26)	Includes $48,471 in KERP contributions for Mr. Magurno.
(27)	Includes the grant date fair value of 20,000 shares of restricted stock awarded in February 2007. Such shares vested 1/3 on February 6, 2008, 1/3 on February 6, 2009 and 1/3 on February 6, 2010.
(28)	Includes KERP contributions for Mr. Magurno made in 2007 for both the initial plan year of 2006 and the 2007 plan year.
(29)	Mr. Rossum became a named executive officer of the Company on September 2, 2008.
(30)	Mr. Rossum received the second installment of his signing bonus of $147,500 on March 31, 2009.
(31)	Includes the grant date fair value of 50,000 shares of restricted stock awarded on January 28, 2009. The closing market price for the company’s common stock on such date was $4.37. Such shares vested 1/3 on February 6, 2010, 1/3 on February 6, 2011 and 1/3 on February 6, 2012. Also includes the grant date fair value of 29,480 shares of restricted stock awarded on February 6, 2009. The closing market price for the company’s common stock on such date was $4.49. Such shares vested 1/3 on February 6, 2010 and will vest 1/3 on February 6, 2011 and 1/3 on February 6, 2012. Also includes the grant date value for an estimated 23,769 shares issuable pursuant to performance based share awards based upon the company’s evaluation of the probable outcome of such awards as of the grant date of February 6, 2009. The maximum value of such awards as of the grant date assuming the issuance of a maximum of 29,040 shares to the named executive officer would be $130,390.
(32)	Includes $36,875 in KERP contributions for Mr. Rossum and matching contributions made by the company to Mr. Rossum’s 401(k) account.
(33)	Mr. Rossum was granted a signing bonus of $147,500 in connection with his appointment as executive vice president.
(34)	Includes the grant date fair value of 100,000 shares of restricted stock awarded on September 2, 2008. The closing market price for the company’s common stock on such date was $2.64. Such shares vested 1/3 on February 6, 2009, 1/3 on February 6, 2010 and will vest 1/3 on February 6, 2011.
(35)	Includes matching contributions made by the company to Mr. Rossum’s 401(k) account.
(36)	Includes the grant date fair value of 27,570 shares of restricted stock awarded on February 6, 2009. The closing market price for the company’s common stock on such date was $4.49. Such shares vested 1/3 on February 6, 2010 and will vest 1/3 on February 6, 2011 and 1/3 on February 6, 2012. Also includes the grant date value for an estimated 22,148 shares issuable pursuant to performance based share awards based upon the company’s evaluation of the probable outcome of such awards as of the grant date of February 6, 2009. The maximum value of such awards as of the grant date assuming the issuance of a maximum of 27,060 shares to the named executive officer would be $121,499.
(37)	Includes $57,053 in KERP contributions for Mr. Smith and matching contributions made by the company to Mr. Smith’s 401(k) account.
(38)	Includes the grant date fair value of 21,000 shares of restricted stock awarded in February 2008. Such shares vested 1/3 on February 6, 2009 and 1/3 on February 6, 2010 and will vest 1/3 on February 6, 2011.
(39)	Includes $46,274 in KERP contributions for Mr. Smith and matching contributions made by the company to Mr. Smith’s 401(k) account.
(40)	Includes the grant date fair value of 20,000 shares of restricted stock awarded in January 2007. Such shares vested 1/3 on February 6, 2008, 1/3 on February 6, 2009 and 1/3 on February 6, 2010.
(41)	Includes KERP contributions for Mr. Smith made in 2007 for the initial plan year of 2006 and the 2007 plan year and matching contributions made by the company to Mr. Smith’s 401(k) account.

Grants of Plan Based Awards in Last Fiscal Year

The following table shows information about plan-based awards during fiscal 2009 for the named executive officers.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert L. Fornaro	2/6/2009	N/A	N/A	N/A	8,250	33,000	66,000	67,000	N/A	N/A	543,380
Arne G. Haak	2/6/2009	N/A	N/A	N/A	3,383	13,530	27,060	27,470	N/A	N/A	222,786
Stephen J. Kolski	2/6/2009	N/A	N/A	N/A	3,630	14,520	29,040	29,480	N/A	N/A	239,087
Richard P. Magurno	2/6/2009	N/A	N/A	N/A	3,383	13,530	27,060	27,470	N/A	N/A	222,786
Steven A. Rossum	1/28/2009	N/A	N/A	N/A	N/A	N/A	N/A	50,000	N/A	N/A	218,500
	2/6/2009	N/A	N/A	N/A	3,630	14,520	29,040	29,480	N/A	N/A	239,087
Alfred J. Smith, III	2/6/2009	N/A	N/A	N/A	3,383	13,530	27,060	27,570	N/A	N/A	223,235

(1)	Our Long Term Incentive Plan provides for the grant of performance stock awards. In 2009, performance share awards were made to certain officers and directors based on AirTran’s relative Total Shareholder Return (“TSR”) performance against an industry group of companies. TSR is determined by the following formula: Change in Stock Price + Dividends Paid ÷ Beginning Stock Price, all as such terms are defined in the performance share award agreement. The actual number of shares earned at the end of the Performance Period will range from 0% to a maximum of 200% of the target, depending on AirTran’s relative TSR performance. Threshold TSR is at the 25th Percentile at which 25% of the performance shares would be earned. Target TSR is at the 65th Percentile at which 100% of the performance shares would be earned. Maximum TSR is at the 90th and above percentile at which 200% of the performance shares would be earned. Interpolation will be used to determine the percent of performance shares earned in the event the company’s TSR percentile rank is greater than 25% and less than 90%. Payment of the earned performance shares will be made in common stock. There are a maximum of 360,360 performance shares issuable at the end of the end of the performance period for awards made in 2009 (of which 205,260 relate to awards made to named executive officers), which performance period began on January 1, 2009 and ends three years later on December 31, 2012.
(2)	Vesting of restricted stock awards reported in this column is generally based on continued service and the passage of time, subject to acceleration upon the occurrence of various events.
(3)	Represents the grant date fair value computed in accordance with FASB ASC Topic 718, except for equity awards subject to performance conditions where the value at the grant date is based upon the probable outcome of such conditions consistent with the estimate of aggregate compensation cost to be recognized over the service period under ASC Topic 718 excluding the effect of estimated forfeitures.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to the common stock that may be issued upon the exercise of options and other awards under the company’s existing equity compensation plans as of December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Robert L. Fornaro	75,000 32,359 85,000 45,000	0	N/A	9.05 3.90 4.90 13.03	05/16/11 07/25/12 01/22/13 01/21/14	227,000	1,184,940	8,250	37,043

Arne G. Haak	0	0	N/A	N/A	N/A	77,136	402,650	3,383	15,187

Stephen J. Kolski	25,000 45,000 40,000 15,000	0	N/A	9.12 3.90 4.90 13.03	07/26/11 07/25/12 01/22/13 01/21/14	70,146	366,162	3,630	16,299

Richard P. Magurno	133,000 35,000 25,000 45,000 15,000	0	N/A	4.25 9.12 3.90 4.90 13.03	08/21/10 07/26/11 07/25/12 01/22/13 01/21/14	48,136	251,270	3,383	15,187

Steven A. Rossum	0	0	N/A	N/A	N/A	146,146	762,882	3,630	16,299

Alfred J. Smith, III	91,667 6,667 15,000	0	N/A N/A	5.82 4.90 13.03	4/8/12 1/22/13 1/21/14	48,136	251,270	3,383	15,187

(1)	Includes each grant of both exercisable and unexercisable options under the company’s 1994 and 1996 Stock Option Plan and its Long-Term Incentive Plan. All options are fully vested.
(2)	The identity of the officers holding unvested restricted stock, the vesting date for such restricted stock and the number of shares of restricted stock vesting on the applicable date is as follows:

Officer	Vesting Date	Shares Vesting
Robert L. Fornaro	2/6/10 11/1/10 2/6/11 2/6/12	62,333 100,000 42,334 22,333

Arne G. Haak	2/6/10 2/6/11 2/6/12	36,656 31,323 9,157

Stephen J. Kolski	2/6/10 2/6/11 2/6/12	33,493 26,826 9,827

Richard P. Magurno	2/6/10 2/6/11 2/6/12	22,823 16,156 9,157

Steven A. Rossum	2/6/10 2/6/11 2/6/12	59,826 59,825 26,495

Alfred J. Smith, III	2/6/10 2/6/11 2/6/12	22,823 16,156 9,157

(3)	The value of unvested time based vesting awards of restricted stock was computed based on the closing price of the company’s common stock on the New York Stock Exchange of $5.22 on December 31, 2009.
(4)	Based on the Total Shareholder Return Formula under the company’s 2009 performance share awards as if the TSR for the award were calculated based on the TSR for the 12 months ended December 31, 2009 rather than the actual 36 months ending December 31, 2012. Based on such hypothetical performance, the TSR would have been 0% resulting in 0% of the share award being earned. In accordance with applicable SEC guidance, the number of unvested performance shares at December 31, 2009 and the value thereof is being reported based on the number of performance share issuable if the threshold TSR would have been achieved as of such date.

Option Exercises and Stock Vested

The following table provides information with respect to common shares which were issued pursuant to the exercise of options or which were shares of restricted stock that vested, in each case, between January 1, 2009 and December 31, 2009:

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Robert L. Fornaro	0		0		160,000	(3)	697,400	(3)
Arne G. Haak	0		0		35,833	(4)	160,890	(4)
Stephen J. Kolski	0		0		30,333	(5)	136,195	(5)
Richard P. Magurno	5,000	(6)	19,550	(6)	20,333	(7)	91,295	(7)
Steven A. Rossum	0		0		33,334	(8)	149,670	(8)
Alfred J. Smith, III	0		0		20,433	(9)	91,744	(9)

(1)	We compute this value based on the spread between the exercise price and the closing price of our common stock on the New York Stock Exchange at exercise.
(2)	We compute this value based on the closing price of our common stock on the New York Stock Exchange on the date of vesting. If the vesting occurs on a non-business day then the value is based on the closing price on the next business day.
(3)	Mr. Fornaro vested in 60,000 shares on February 6, 2009. The closing market price for the company’s common stock was $4.49 on such date. Mr. Fornaro vested in 100,000 additional shares on November 1, 2009. The closing market price for the company’s common stock was $4.28 on such date. Subsequent to the reporting period of the table, Mr. Fornaro also vested in 62,333 shares on February 6, 2010. The closing market price for the company’s common stock was $4.52 on such date.
(4)	Mr. Haak vested in 35,833 shares on February 6, 2009. The closing market price for the company’s common stock was $4.49 on such date. Subsequent to the reporting period of the table, Mr. Haak also vested in 36,656 shares on February 6, 2010. The closing market price for the company’s common stock was $4.52 on such date.
(5)	Mr. Kolski vested in 30,333 shares on February 6, 2009. The closing market price for the company’s common stock was $4.49 on such date. Subsequent to the reporting period of the table, Mr. Kolski also vested in 33,493 shares on February 6, 2010. The closing market price for the company’s common stock was $4.52 on such date.
(6)	Mr. Magurno exercised 5,000 options to purchase the company’s common stock at an exercise price of $4.25 on May 5, 2009. The closing market price for the company’s common stock was $8.16 on such date.
(7)	Mr. Magurno vested in 20,333 shares on February 6, 2009. The closing market price for the company’s common stock was $4.49 on such date. Subsequent to the reporting period of the table, Mr. Magurno also vested in 22,823 shares on February 6, 2010. The closing market price for the company’s common stock was $4.52 on such date.
(8)	Mr. Rossum vested in 33,334 shares on February 6, 2009. The closing market price for the company’s common stock was $4.49 on such date. Subsequent to the reporting period of the table, Mr. Rossum vested in 59,826 shares on February 6, 2010. The closing market price for the company’s common stock was $4.52 on such date.
(9)	Mr. Smith vested in 20,433 shares on February 6, 2009. The closing market price for the company’s common stock was $4.49 on such date. Subsequent to the reporting period of the table, Mr. Smith also vested in 22,823 shares on February 6, 2010. The closing market price for the company’s common stock was $4.52 on such date.

Nonqualified Deferred Compensation

The company does not generally offer nonqualified deferred compensation to its officers, and none of its named executive officers currently participate or have participated in any nonqualified deferred compensation plan during the past fiscal year.

Employment Agreements and Change of Control Arrangements

Employment Agreements and Severance Benefit Agreements

Robert L. Fornaro. In connection with Mr. Fornaro’s election as chief executive officer of the company, Mr. Fornaro and the company entered into an employment agreement on October 31, 2007, effective as of November 1, 2007. The agreement has a term of three years, subject to automatic renewal for additional one-year terms unless earlier terminated by the company or Mr. Fornaro. It provides for an annual base salary for Mr. Fornaro of at least $500,000, and provides for additional benefits including, but not limited to: (A) annual cash incentive awards with a target of 150% of annual base salary based upon Mr. Fornaro’s performance and that of the company in accordance with management’s incentive plan, (B) a stock grant of 300,000 shares of the company’s common stock, (C) reimbursement for medical and dental expenses incurred by Mr. Fornaro and his spouse, (D) post-retirement medical and dental benefits for Mr. Fornaro and his spouse in accordance with company plans then in place and (E) free air transportation for Mr. Fornaro and his spouse for their lifetimes on any route maintained by the company, as well as free dependent travel if then provided for under the company’s air pass policies. Mr. Fornaro received the grant of 300,000 shares of restricted stock on November 1, 2007. One third of such shares vested as of November 1, 2008 and one-third on November 1, 2009 and one-third will vest as of November 1, 2010, subject to accelerated vesting in the event of Mr. Fornaro’s death, disability, termination without cause or upon a change of control as defined. In the event Mr. Fornaro is terminated without cause, other than for death or disability and other than in connection with a change of control, he will be entitled to a lump sum payment generally equal to his salary plus the amount of his incentive award for the previous year, immediate vesting of stock options and restricted stock awards, continued medical and travel benefits and certain other benefits including insurance premiums sufficient, when added to other company provided insurance, to fund a $1,000,000 death benefit and benefits upon a change of control.

Other Executive Officers

The company has entered into executive benefits agreements with its executive officers other than Mr. Fornaro. Such agreements include employment terms and severance terms. The agreements have an initial term of three years with respect to employment, subject to automatic renewal for additional one-year terms unless terminated by the company or the executive officer. The agreements provide the executive officers with:

Salary—consisting of an annual base salary at least equal to the officer’s base salary as in effect as of the date of the agreement;

Cash Incentives—consisting of participation in the company’s annual cash incentive plan for executive officers;

Equity Incentives—consisting of participation in the company’s annual equity incentive awards for executive officers;

Expense Reimbursement—consisting of reimbursement of expenses in accordance with the company’s standing policies;

Post-retirement Healthcare Benefits—in accordance with the company’s existing policy for executive officers;

Post-retirement Welfare Benefits—in accordance with the company’s existing policies including with respect to the company’s Key Executive Retirement Plan (“KERP”) for executive officers;

Air Transportation Benefits—consisting of benefits for the executive, his spouse, and dependents in accordance with the company’s existing policies;

Disability Benefits—consisting of disability benefits of not more than 100% of base salary for the first year of disability (or the remainder of the initial term, if longer), with benefits thereafter capped at the lesser of 66.67% of pay or $5,000 per month;

Change of Control Benefits—consisting of the right to continued participation of in the company’s deferred compensation plan and KERP following a change of control (terminations made within six months prior to a change of control in contemplation thereof also are subject to protection); and

Stock Option Exercise Extensions—consisting of a right to extend stock option exercise periods to one year following termination subject to the approval, in each individual case, of the company’s compensation committee.

Change Of Control Arrangements

In the event of a change of control:

If Messrs. Fornaro, Haak, Kolski, Magurno, Rossum or Smith, as the case may be, within twenty-four (24) months following the change of control:

(a) elects to terminate his employment due to a constructive termination by the company, or

(b) if the company, in the case of any such officer, within twenty-four (24) months following the change of control (or also within six (6) months prior to the change of control), elects to terminate the employment agreement or the employment of the applicable officer for any reason other than death, disability or cause, such terminated officer will be entitled to:

•	Immediate vesting of any unvested stock options and/or stock grants made prior to the change of control;

•	Continued pre-retirement health and insurance benefits for the life of such officer and such officer’s spouse;

•	Continued pre- and post-retirement travel benefits for such officer, his spouse, and other eligible family members in accordance with company policy;

•

Full base salary through the date of termination at the rate in effect at the time that the notice of termination is served, plus all other amounts to which such officer is entitled under any benefit or compensation plan at the time such payments are due under the terms of such plans, even if the payment obligation arises after the date of termination;

•

A lump sum payment equal to the greater of: (i) two times the sum of such officer’s total salary and bonus during the 12-month period prior to the change of control, or (ii) two times the sum of the average annual salary and average annual bonus paid to such officer during the three (3) years prior to the change of control; and

•

In the case of executive officers, other than Mr. Fornaro, if future benefits are taxable before receipt, payment of a cash amount sufficient to satisfy such taxes, which amount will reduce pro rata the amount of future installments of such benefits when actually paid.

•	Continued participation in such post-retirement healthcare benefits as the company makes available; and

•	Payment of all retirement welfare benefits to which the executive officer would otherwise be entitled.

In the case of Mr. Fornaro, such officer also will be entitled to:

•

If all or any portion of the amounts payable to such officer or his estate under his employment agreement or otherwise are subject to the excise tax imposed by Section 4999 of the Code (or similar state tax and/or assessment) (the so-called “golden parachute tax”), the company will pay to such officer or his estate an amount necessary to place such officer in the same after-tax position he would have been in had no such excise tax been imposed, increased to the extent necessary to pay income and excise taxes due on such gross-up.

A “Change of Control” will be deemed to have occurred in the event that any of the following events shall have occurred:

•

Any Person, or Persons acting together that would constitute a “group”, together with any Affiliates or Related Persons thereof (other than any employee stock ownership plan), beneficially owns 20% or more of the total voting power of all classes of Voting Stock of the company;

•

Any Person or Group, together with any Affiliates or Related Persons thereof, succeeds in having a sufficient number of its nominees elected to the board of directors of the company such that such nominees, when added to any existing director or directors remaining on the board of directors of the company after such election who is an Affiliate or Related Person of such Person or Group, will constitute a majority of the board of the company;

•

There occurs any transaction, or series of related transactions, and the beneficial owners of the Voting Stock of the company immediately prior to such transaction (or series) do not, immediately after such transaction (or series) beneficially own Voting Stock representing more than 50% of the voting power of all classes of Voting Stock of the company (or in the case of a transaction (or series) in which another entity becomes a successor to the company, of the successor entity); or,

•	The company shall cease to own a majority of the capital stock of any operating subsidiary, as defined.

•	The company sells all or substantially all of its consolidated assets.

“Affiliate” means any Person directly or indirectly controlling or controlled by or under the direct or indirect common control with such Person. “Control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise.

“Related Person” means, with respect to any Person, any other Person owning:

•	5% or more of the outstanding Common Stock of such Person; or,

•	5% or more of the Voting Stock of such Person.

The following table sets forth certain potential benefits which would have been realized in connection with a change of control and termination of employment for the company’s principal executive officer, principal financial officer and four other most highly compensated executive officers for 2009 assuming the change of control and termination occurred as of the last day of the most recently completed fiscal year.

Name and Principal Position	Continued Base Salary $(1)	Lump Sum Salary Bonus and Incentive Compensation Payment $(2)	Value of Health and Insurance Benefits $(3)	Value of Accelerated Equity Awards $(4)	Value of Travel Benefits $(5)	Tax Gross Up Value $(6)	Total Change of Control Benefits $
Robert L. Fornaro,	0	2,620,000	166,002	1,427,114	0	0	4,213,116
Chief Executive Officer and President (Principal Executive Officer)
Arne G. Haak,	0	1,040,000	46,512	473,277	0	N/A	1,559,789
Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Stephen J. Kolski,	0	1,011,000	66,697	514,157	0	N/A	1,591,854
Executive Vice President
Richard P. Magurno	0	986,000	38,747	498,307	0	N/A	1,523,054
Senior Vice President, General Counsel and Secretary
Steven A. Rossum	0	1,060,000	91,147	838,677	0	N/A	1,989,824
Executive Vice President
Alfred J. Smith, III	0	1,000,000	148,353	324,030	0	N/A	1,472,383
Senior Vice President

(1)	The continued base salary benefit is assumed to be zero based on the assumption that all accrued but unpaid payments due to the named individual will have been paid in the ordinary course.
(2)	Calculated based on the first described payment methodology under the fifth bullet point for the description of change of control arrangements.
(3)	Calculated based on the lesser of aggregate premium amounts payable and assuming the exercise of all rights of the covered individual under COBRA, without adjustment for inflation, multiplied by the assumed actuarial lives of the persons provided benefits or the maximum benefit period if shorter.
(4)	Calculated based on the sum of: (A) the number of accelerated option awards multiplied by the positive difference between the exercise price at such option and the market price of the company’s common stock at December 31, 2009 and (B) the number of restricted stock awards subject to accelerated vesting multiplied by the market price of the company’s common stock at December 31, 2009.
(5)	Travel benefits are assigned zero value as there is no acceleration or expansion of existing benefits.
(6)	Calculated based on 20% excise tax related 280G payments.

The following table sets forth certain potential benefits which would have been realized in connection with a termination of employment due to disability for the company’s principal executive officer, principal financial officer and four other most highly compensated executive officers for 2009 assuming the qualifying event and termination occurred as of the last day of the most recently completed fiscal year.

Name and Principal Position	Continued Base Salary $(1)	Lump Sum Salary Bonus and Incentive Compensation Payment $	Value of Health and Insurance Benefits $(2)	Value of Accelerated Equity Awards $(3)	Value of Travel Benefits $(4)	Tax Gross Up Value $	Total Disability Benefits $
Robert L. Fornaro, Chief Executive Officer and President (Principal Executive Officer)	550,000	N/A	9,523	1,427,114	0	N/A	1,986,637
Arne G. Haak, Senior Vice President and Chief Financial Officer (Principal Financial Officer)	315,000	N/A	10,250	0	0	N/A	325,250
Stephen J. Kolski, Executive Vice President	310,000	N/A	9,513	0	0	N/A	319,513
Richard P. Magurno Senior Vice President, General Counsel and Secretary	305,000	N/A	4,400	0	0	N/A	309,400
Steven A. Rossum Executive Vice President	315,000	N/A	0	0	0	N/A	315,000
Alfred J. Smith Senior Vice President	305,000	N/A	10,250	0	0	N/A	315,250

(1)	Continued base salary benefit is reduced by amounts payable to the named individual from disability policies maintained by the Company.
(2)	Calculated based on the lesser of aggregate premium amounts payable and assuming the exercise of all rights of the covered individual under COBRA, without adjustment for inflation, multiplied by the assumed actuarial lives of the persons provided benefits or the maximum benefit period if shorter. In the case of Mr. Fornaro includes $2,024 in estimated additional premiums to fully fund a term insurance death benefit of $1,000,000.
(3)	Calculated based on the sum of: (A) the number of accelerated option awards multiplied by the positive difference between the exercise price of such option and the market price of the company’s common stock at December 31, 2009 and (B) the number of restricted stock awards subject to accelerated vesting multiplied by the market price of the company’s common stock at December 31, 2009.
(4)	Travel benefits are assigned zero value as there is no acceleration or expansion of existing benefits.

The following table sets forth certain potential benefits which would have been realized in connection with a termination of employment due to death for the company’s principal executive officer, principal financial officer, and four other most highly compensated executive officers for 2009 assuming the qualifying event and termination occurred as of the last day of the most recently compelled fiscal year.

Name and Principal Position	Continued Base Salary $(1)	Lump Sum Salary Bonus and Incentive Compensation Payment $		Value of Health and Insurance Benefits $(2)	Value of Accelerated Equity Awards $(3)	Value of Travel Benefits $(4)	Tax Gross Up Value $	Total Death Benefits $
Robert L. Fornaro, Chief Executive Officer and President (Principal Executive Officer)	0	785,000	(5)	9,523	0	0	N/A	794,523
Arne G. Haak, Senior Vice President and Chief Financial Officer (Principal Financial Officer)	0	315,000	(6)	10,250	0	0	N/A	325,250
Stephen J. Kolski,	0	310,000	(6)	9,513	0	0	N/A	319,513
Executive Vice President
Richard P. Magurno Senior Vice President, General Counsel and Secretary	0	305,000	(6)	4,400	0	0	N/A	309,400
Steven A. Rossum Executive Vice President	0	315,000	(6)	0	0	0	N/A	315,000
Alfred J. Smith, III Senior Vice President	0	305,000	(6)	10,250	0	0	N/A	315,250

(1)	The continued base salary benefit is assumed to be zero based on the assumption that all accrued but unpaid payments due to the named individual will have been paid in the ordinary course.
(2)	Calculated based on the lesser of aggregate premiums amounts payable and assuming the exercise of all rights of the covered individual under COBRA, without adjustment for inflation, multiplied by the assumed actuarial lives of the surviving persons provided benefits or the maximum benefit period if shorter. In the case of Mr. Fornaro includes $2,024 in estimated additional premiums to fully fund a term insurance death benefit of $1,000,000.
(3)	Calculated based on the sum of: (A) the number of accelerated option awards multiplied by the positive difference between the exercise price of such option and the market price of the company’s common stock at December 31, 2009 and (B) the number of restricted stock awards subject to accelerated vesting multiplied by the market price of the company’s common stock at December 31, 2009, in accordance with the terms of any employment contracts or severance agreements.
(4)	Travel benefits are assigned zero value as there is no acceleration or expansion of existing benefits.
(5)	Calculated based on the current year bonus pro-rated to the date of death in accordance with the terms of an employment agreement.
(6)	Calculated based on the current base salary on the date of death in accordance with the terms of a severance agreement.

The following table sets forth certain potential benefits which would have been realized in connection with a termination of employment due to termination of employment for cause for the company’s principal executive officer, principal financial officer and four other most highly compensated executive officers for 2009 assuming the qualifying event and termination occurred as of the last day of the most recently compelled fiscal year.

Name and Principal Position	Continued Base Salary $(1)	Lump Sum Salary Bonus and Incentive Compensation Payment $	Value of Health and Insurance Benefits $	Value of Accelerated Equity Awards $	Value of Travel Benefits $(2)	Tax Gross Up Value $	Total Termination for Cause Benefits $
Robert L. Fornaro, Chief Executive Officer and President (Principal Executive Officer)	0	N/A	0	N/A	0	N/A	0
Arne G. Haak, Senior Vice President and Chief Financial Officer (Principal Financial Officer)	0	N/A	0	N/A	0	N/A	0
Stephen J. Kolski, Executive Vice President	0	N/A	0	N/A	0	N/A	0
Richard P. Magurno Senior Vice President, General Counsel and Secretary	0	N/A	0	N/A	0	N/A	0
Steven A. Rossum Executive Vice President	0	N/A	0	N/A	0	N/A	0
Alfred J. Smith, III Senior Vice President	0	N/A	0	N/A	0	N/A	0

(1)	Assumes that all accrued but unpaid payments due to the named individual and not otherwise forfeitable, to the extent permitted by law, will have been paid in the ordinary course.
(2)	Travel benefits are assigned zero value as there is no acceleration or expansion of existing benefits.

The following table sets forth certain potential benefits which would have been realized in connection with a termination of employment due to termination of employment without cause or constructive termination of employment other than in connection with a change of control for the company’s principal executive officer, principal financial officer and four other most highly compensated executive officers for 2009 assuming the qualifying event and termination occurred as of the last day of the most recently compelled fiscal year.

Name and Principal Position	Continued Base Salary $(1)	Lump Sum Salary Bonus and Incentive Compensation Payment $		Value of Health and Insurance Benefits $(2)	Value of Accelerated Equity Awards $(3)	Value of Travel Benefits $(4)	Tax Gross Up Value $	Total Constructive Termination Benefits $
Robert L. Fornaro, Chief Executive Officer and President (Principal Executive Officer)	0	1,710,000	(5)	9,523	0	0	N/A	1,719,523
Arne G. Haak, Senior Vice President and Chief Financial Officer (Principal Financial Officer)	0	315,000	(6)	10,250	0	0	N/A	325,250
Stephen J. Kolski, Executive Vice President	0	310,000	(6)	9,513	0	0	N/A	319,513
Richard P. Magurno Senior Vice President, General Counsel and Secretary	0	305,000	(6)	4,400	0	0	N/A	309,400
Steven A. Rossum Executive Vice President	0	315,000	(6)	0	0	0	N/A	315,000
Alfred J. Smith, III Senior Vice President	0	305,000	(6)	10,250	0	0	N/A	315,250

(1)	The continued base salary benefit is assumed to be zero based on the assumption that all accrued but unpaid payments due to the named individual will have been paid in the ordinary course.
(2)	Calculated based on the lesser of aggregate premium amounts payable and assuming the exercise of all rights of the covered individual under COBRA, without adjustment for inflation, multiplied by the assumed actuarial lives of the persons provided benefits or the maximum benefit period if shorter. In the case of Mr. Fornaro includes $2,024 in estimated additional premiums to fully fund a term insurance death benefit of $1,000,000.
(3)	Calculated based on the sum of: (A) the number of accelerated option awards multiplied by the positive difference between the exercise price of such option and the market price of the company’s common stock at December 31, 2009 and (B) the number of restricted stock awards subject to accelerated vesting multiplied by the market price of the company’s common stock at December 31, 2009, in accordance with the terms of any employment contracts or severance agreements.
(4)	Travel benefits are assigned zero value as there is no acceleration or expansion of existing benefits.
(5)	Calculated based on the sum of: (A) annual base salary; (B) prior year bonus paid; and (C) current year bonus pro-rated to date of termination, in accordance with the terms of an employment contract.
(6)	Calculated as one year base salary in accordance with the terms of a severance agreement.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Ernst & Young LLP has performed an audit of the company’s financial statements annually since the company’s inception. We anticipate that representatives of Ernst & Young LLP will be present at the annual meeting of stockholders to respond to appropriate questions and to make a statement if such representatives so desire.

The audit committee of the board of directors of the company has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year beginning January 1, 2010. We are asking our shareowners to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the board is submitting the selection of Ernst & Young LLP to our shareowners for ratification as a matter of good corporate practice. If the selection is not ratified, the audit committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year and may periodically request proposals from other independent registered public accounting firms and as a result of such process may select Ernst & Young LLP or another independent registered public accounting firm if the audit committee determines that such a change or action would be in the best interests of the company and our shareholders.

The board of directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

CERTAIN ACCOUNTING AND AUDITING MATTERS

Report of the Audit Committee

The authority, duties and responsibilities of the audit committee of the board of directors of the company are set forth in detail in the written audit committee charter, which was adopted by the board of directors of the company and which complies with the applicable rules of the New York Stock Exchange. The audit committee has four members, each of whom is independent, under both the applicable rules of the New York Stock Exchange as well as the company’s corporate governance policies. In accordance with section 407 of the Sarbanes-Oxley Act of 2002, Don L. Chapman and G. Peter D’Aloia have been identified as “Audit Committee Financial Experts”.

The audit committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the audit committee charter is available on the company’s website, www.airtran.com.

The company’s management is responsible for preparing the company’s financial statements and has represented to the audit committee that the financial statements were prepared in accordance with generally accepted accounting principles. The independent registered public accountants are responsible for auditing the financial statements. The audit committee is responsible for overseeing the company’s financial reporting process on behalf of the board of directors. Management of the company has the primary responsibility for the company’s financial reporting process, principles and internal controls as well as preparation of its financial statements. The company’s independent registered public accountants are responsible for performing an audit of the company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles in the United States.

The audit committee has reviewed and discussed the company’s audited financial statements as of and for the year ended December 31, 2009, with management and the independent registered public accountants. The audit committee has discussed with the independent registered public accountants the matters required to be discussed under Standards of the Public Company Accounting Oversight Board (United States), including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Accounting Standards 90 (Audit and other Communications). The audit committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board concerning independence and has discussed with the independent accountants the independent accountants’ independence. The audit committee has also considered whether the independent registered public accountants’ non-audit services to the company are compatible with maintaining the registered public accountants’ independence. The audit committee has concluded that the independent registered public accountants are independent from the company and its management and has recommended to the board that the audited financial statements be included in the company’s annual report on Form 10-K.

The audit committee met four times during the 2009 fiscal year. As part of its actions, the members of the committee reviewed, and the chairman of the committee discussed with management and the company’s independent registered public accountants, the interim financial information contained in each quarterly earnings release prior to the release of such information to the public.

The audit committee discussed with the company’s independent registered public accountants the overall scope and plans for their respective audits. In addition, the audit committee met with the chief executive officer and chief financial officer of the company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the company’s financial statements and the effectiveness of the company’s system of disclosure controls and procedures.

In fulfilling its oversight responsibilities and as part of its review of the company’s 2009 Annual Report, the audit committee met with the company’s internal auditors and its independent registered public accountants, with and without management present, to discuss their evaluations of the company’s internal controls as well as the overall quality of its financial reporting.

The fees paid to the company’s registered public accountants, Ernst & Young LLP, as well as the policy on pre-approval of audit and non-audit services are set forth below.

AUDIT COMMITTEE

Don L. Chapman	Geoffrey T. Crowley	G. Peter D’Aloia	Lewis H. Jordan

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933

Policy on Pre-Approval of Services Provided by Independent Registered Public Accountants

Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, and the company’s audit committee charter, the terms of the engagement of Ernst & Young LLP and all auditing services and non-audit services to be performed for the company by its independent registered public accountants are subject to the specific pre-approval of the audit committee (except where such services are determined to be de minimis under the Exchange Act). All audit and permitted non-audit services to be performed by Ernst & Young LLP require pre-approval by the audit committee in accordance with pre-approved procedures established by the audit committee. The audit committee may delegate to one or more designated members of the audit committee, all of whom are independent directors, the authority to grant such pre-approvals. The decisions of any member to whom such authority is delegated are presented to the full audit committee at the next scheduled meeting of such committee. Internal control procedures require all proposed engagements of Ernst & Young LLP for services of any kind to be directed to the company’s chief financial officer and then submitted for approval to the audit committee or its designee before any services are performed.

In fiscal 2009, 100% of the audit fees, audit related fees, and tax fees were approved either by the audit committee or its designee. The fees paid to the independent registered public accountants that are shown in the table below for 2008 also were pre-approved by the audit committee. The audit committee has considered whether the provision of non-audit services by the company’s independent registered public accountants in 2009, or currently, is compatible with maintaining auditor independence, and believes that the provision of such services is compatible.

Principal Accounting Firm Fees

The following table shows the type of services and the aggregate fees billed to AirTran for the specified types of services during the fiscal years ending December 31, 2009 and 2008 by AirTran’s principal independent registered public accounting firm, Ernst & Young LLP. Descriptions of the service types follow the table.

Services Rendered	2009		2008
Audit Fees	$1,285,130		$1,353,400
Audit Related Fees	—		—
Tax Fees	—		—
All Other Fees	4,000	(1)	4,000	(1)

	$1,289,130		$1,357,400

(1)	Fees for Ernst & Young LLP online subscription

Description of Services

Audit Fees

The aggregate fees billed by Ernst & Young LLP for each of the last two fiscal years include fees for professional services rendered for the audit of the company’s annual financial statements (including an audit of the effectiveness of the company’s internal control over financial reporting), review of the company’s interim financial statements included in the company’s quarterly reports on Form 10-Q, services that were provided in connection with statutory and regulatory audits, filings or engagements, consents and assistance with and review of documents filed with the SEC, accounting and financial reporting consultations, and research work necessary to comply with generally accepted auditing standards.

Audit-Related Fees; Tax Fees

The aggregate fees billed by Ernst & Young LLP did not include any assurance and audit related services or tax fees.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of the company and owners of more than 10% of the company’s common stock to file an initial ownership report with the Securities and Exchange Commission and reports listing any subsequent change in their ownership of any of the company’s equity securities. Based solely upon a review of the copies of those reports furnished to the company during the past year and written representations to it that no other reports were required, the company believes that, during the year ended December 31, 2009, it complied with all filing requirements applicable to its directors, executive officers and 10% beneficial owners, if any, except that Mr. Fornaro inadvertently failed to file a Form 4 to report the sale of 37,388 shares on November 3, 2009. A corrective filing to report such sale was made on February 24, 2010.

COST OF SOLICITATION

We will pay the cost of solicitation of proxies on behalf of the board of directors. Our directors, officers or employees may solicit proxies for us in person or by mail, telephone or other means of communication, without receiving additional compensation. It is also anticipated that banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies. The company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, PROPOSED NOMINATION OF DIRECTORS, AND OTHER BUSINESS OF STOCKHOLDERS

We plan to hold our 2011 annual meeting of stockholders during the month of May. Any proposal of a stockholder intended to be presented at the 2011 annual meeting of stockholders must be received by us for inclusion in the proxy statement and form of proxy for that meeting no later than December 6, 2010, 120 days before the anniversary of the date of this proxy statement. If any proposal is submitted after that date, it is untimely and we are not required to include it in our proxy materials. Proposals should be submitted to the following address:

Corporate Secretary

AirTran Holdings, Inc.

9955 AirTran Boulevard

Orlando, Florida 32827

A notice of a proposed item of business should include a description of, and the reasons for, bringing the proposed business to the meeting, any material interest of the stockholder in the business, and certain other information about the stockholder.

Under our nomination procedures, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual meeting. Under these procedures, stockholders must submit the proposed nominee by delivering a notice to the secretary of the company at our principal executive offices. Normally, we must receive notice of a stockholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 50 days nor more than 75 days before the first anniversary of the prior year’s meeting.

Assuming that our 2010 annual meeting is held on schedule, we must receive any such notice pertaining to the 2011 annual meeting no earlier than March 4, 2011, and no later than March 30, 2011. However, if we give less than 60 days notice or public announcement of the annual meeting date, we must receive the notice no later than the close of business ten days after the earlier of the date we first provide notice of the meeting to stockholders or announce it publicly.

A notice of a proposed nomination must include certain information about the stockholder and the nominee, as well as a written consent of the proposed nominee to serve if elected.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have posted on the Internet our 2009 Annual Report to Stockholders in connection with this proxy solicitation. IF YOU WOULD LIKE A PHYSICAL PRINTED COPY OF OUR 2009 FORM 10-K, EXCLUDING CERTAIN EXHIBITS, PLEASE CONTACT RICHARD P. MAGURNO, CORPORATE SECRETARY, AIRTRAN HOLDINGS, INC., 9955 AIRTRAN BOULEVARD, ORLANDO, FLORIDA 32827.

OTHER MATTERS

Admission to Meeting

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Seating, however, may be limited. Admission to the meeting will be on a first-come, first-served basis. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. Only stockholders as of the record date may attend the meeting. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices, cellular telephones, beepers and other electronic devices will not be permitted at the meeting.

Action on Other Matters at the Annual Meeting

At this time, we do not know of any other matters to be presented for action at the annual meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this proxy statement. If any other matter comes before the meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

Stockholders are urged to vote their shares via the Internet or telephone. Your cooperation will be appreciated. Your proxy will be voted, with respect to the matters identified thereon, in accordance with any specifications on the proxy.

AIRTRAN HOLDINGS, INC. 9955 AIRTRAN BLVD. ORLANDO, FL 32827

PROXY VOTING INSTRUCTIONS

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AIRTRAN HOLDINGS, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by AIRTRAN HOLDINGS, INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

If you vote your proxy by Internet or by telephone you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M23270-P95404 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AIRTRAN HOLDINGS, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Directors

1. To elect three (3) Class III directors to the Board of Directors to serve for a three year term and until their successors are elected and qualified.	☐	☐	☐	_____________________________________________

NOMINEES:
01) J. Veronica Biggins
02) Robert L. Fornaro
03) Alexis P. Michas

Vote On Proposal				For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.			☐	☐	☐

THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE MATTERS ABOVE AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

TO ATTEND THIS MEETING, YOU MUST PRESENT THIS ADMISSION TICKET

OR OTHER PROOF OF SHARE OWNERSHIP.

Stockholders may be asked for a valid picture identification. For security reasons, all bags are subject to search, and all persons who attend the meeting may be subject to a metal detector and/or hand wand search.

Registration begins at 10:00 a.m. Central Daylight Time

NOTE: Cameras, tape recorders, “smart” phones, or other similar recording devices will not be allowed in the meeting room.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M23271-P95404

ANNUAL MEETING OF SHAREHOLDERS OF AIRTRAN HOLDINGS, INC. PROXY/VOTING INSTRUCTION CARD May 18, 2010
P R O X Y	The undersigned hereby appoints Robert L. Fornaro and Richard P. Magurno, and either of them, with power of substitution to each, the proxies of the undersigned to vote the common stock of the undersigned at the annual meeting of shareholders of AIRTRAN HOLDINGS, INC. to be held on May 18, 2010, at 11:00 a.m. Central Daylight Time at the Pfister Hotel, 424 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202 and any adjournments or postponements thereof, as indicated on the reverse side of this proxy card with respect to the proposal set forth in the proxy statement, and in their discretion upon any matter that may properly come before the annual meeting or any adjournments or postponements thereof. The undersigned hereby revokes any previously submitted proxies.

(Continued and to be signed on reverse side.)

Address Changes/Comments: _______________________________________________________________

_________________________________________________________________________________________

_________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)